Exhibit 10.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE WESTERN DISTRICT OF MISSOURI
KANSAS CITY DIVISION

In re:	)
	)	Chapter 11
INTERSTATE BAKERIES	)	Case No. 04-45814 (JWV)
CORPORATION, et al.,	)
	)	Jointly Administered
Debtors.	)
AMENDED JOINT PLAN OF REORGANIZATION OF INTERSTATE
BAKERIES CORPORATION AND ITS AFFILIATED DEBTORS
AND DEBTORS-IN-POSSESSION DATED OCTOBER 31, 2008

Skadden, Arps, Slate, Meagher & Flom LLP
J. Eric Ivester
Samuel S. Ory
333 West Wacker Drive
Chicago, Illinois 60606
- and -

Skadden, Arps, Slate, Meagher & Flom LLP
J. Gregory Milmoe (JM 0919)
Four Times Square
New York, New York 10036-6522
- and -

Stinson Morrison Hecker LLP
Paul M. Hoffmann (Missouri Bar No. 31922)
1201 Walnut, Suite 2900
Kansas City, MO 64106-2150

Counsel for Debtors and Debtors-in-Possession
Dated: October 31, 2008

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EXHIBITS

Exhibit A-1	Nonexclusive List of Retained Actions and Avoidance Claims

Exhibit A-2	Trust Avoidance Claims

Exhibit B	Schedule of Capital Leases

Exhibit C	Intercreditor Settlement Order

Exhibit D	Investment Agreement

Exhibit E	Summary Description of the Terms of the Long Term Incentive Plan

Exhibit F	Summary Description of the Terms of the New Common Stock

Exhibit G	Summary Description of the Terms of the New Convertible Secured Notes

Exhibit H	Summary Description of the Terms of the New Third Lien Term Loan

Exhibit I	Summary Description of the Restructuring Transactions

Exhibit J	Form of Stockholders’ Agreement

Exhibit K	Form of Creditors’ Trust Agreement

Exhibit L	Form of Certificate of Incorporation

Exhibit M	Form of Bylaws

Exhibit N	Summary Description of Terms of Employment of Certain Key Executives

Exhibit O	Schedule of Assumed Unexpired Leases and Non-Union Executory Contracts

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INTRODUCTION
     Interstate Bakeries Corporation (“IBC”) and eight of its direct and indirect subsidiaries and affiliates, debtors and debtors-in-possession (collectively, the “Debtors”) in the above-captioned jointly-administered chapter 11 reorganization cases, hereby propose the following reorganization plans for the resolution of outstanding creditor claims and equity interests against each of the Debtors. This Plan, though proposed jointly, constitutes a separate plan proposed by each Debtor. Therefore, except as expressly provided in Section 3.3 herein, the classifications set forth in Section 3.2 herein shall be deemed to apply separately with respect to each plan proposed by each Debtor.
     Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties, results of operations, projections for future operations, risk factors, and a summary and analysis of this Plan and certain related matters, including distributions to be made under this Plan. Each Debtor is a proponent of the plan contained herein within the meaning of section 1129 of the Bankruptcy Code. Capitalized terms used but not defined in this Introduction have the meanings ascribed to them in Article I of this Plan. The Debtors who are proponents of this Plan, their chapter 11 case numbers, and their jurisdictions of incorporation or formation are as follows:

Debtors (state of formation or incorporation)	Bankruptcy Case No.
Interstate Bakeries Corporation (Delaware)	Case No. 04-45814 (JWV)

Interstate Brands Corporation (Delaware)	Case No. 04-45816 (JWV)

IBC Sales Corporation (Delaware)	Case No. 04-45817 (JWV)

IBC Trucking, LLC (Delaware)	Case No. 04-45818 (JWV)

New England Bakery Distributors L.L.C. (Connecticut)	Case No. 04-45819 (JWV)

Baker’s Inn Quality Baked Goods, LLC (Delaware)	Case No. 04-45820 (JWV)

IBC Services, LLC (Missouri)	Case No. 04-45821 (JWV)

Armour and Main Redevelopment Corporation (Missouri)	Case No. 04-45822 (JWV)

Mrs. Cubbison’s Foods, Inc. (California)	Case No. 06-40111 (JWV)
     This Plan contemplates the reorganization of each of the Debtors upon consummation of this Plan and the resolution of the outstanding Claims against and Interests in the Debtors pursuant to sections 1123, 1129 and 1141 of the Bankruptcy

Code. This Plan further contemplates that holders of Prepetition Lender Claims will receive a distribution consisting of the New Third Lien Term Loan, $85,800,000 in aggregate principal amount of the New Convertible Secured Notes and Series E Warrants representing 1.5% of the fully-diluted equity interests of Reorganized IBC (calculated as of the Effective Date). Holders of General Unsecured Claims against the Main Debtors will not receive a distribution pursuant to this Plan. However, pursuant to the settlement and compromise contemplated by the Intercreditor Settlement described herein, among other things, the Trust Assets shall be transferred to the Creditors’ Trust on the Effective Date and, in exchange, the Creditors’ Committee has agreed to release any and all claims against the Prepetition Lenders. As a result, the Creditors’ Committee has agreed to support this Plan. Furthermore, the Existing Securities of the Debtors will be cancelled and holders of the Existing Securities will not receive distributions under this Plan.
     These reorganization cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the United States Bankruptcy Court for the Western District of Missouri.
     Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject this Plan may not be solicited from a Claimholder or Interestholder until the Disclosure Statement has been approved by the Bankruptcy Court and distributed to Claimholders and Interestholders. ALL CLAIMHOLDERS WHO ARE ELIGIBLE TO VOTE ON THIS PLAN ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.
     Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and Article XIII of this Plan, the Debtors expressly reserve their right to alter, amend or modify this Plan, one or more times, before this Plan’s substantial consummation.
ARTICLE I
DEFINITIONS, RULES OF INTERPRETATION,
AND COMPUTATION OF TIME
A. Scope of Definitions
     For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the

Bankruptcy Rules, as applicable. Whenever it appears appropriate from the context, each term stated in the singular or the plural includes the singular and the plural, and each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter.
B. Definitions
     1.1 “503 Deadline” shall have the meaning ascribed to it in Section 9.3 hereof.
     1.2 “ABL Facility” means the asset-based revolving credit facility by and among IBC, Interstate Brands Corporation and General Electric Capital Corporation in the committed amount of $125,000,000.
     1.3 “ABL Facility Commitment Papers” means that certain commitment letter by and among General Electric Capital Corporation, GE Capital Markets, Inc., Brands, IBC and Equity Investors, dated September 11, 2008 (together with the exhibits and annexes attached thereto and as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof) together with that certain fee letter by and among General Electric Capital Corporation, GE Capital Markets, Inc., Brands, IBC and Equity Investors, dated September 11, 2008 (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof), in each case, for the ABL Facility.
     1.4 “ACE Companies” means, collectively, ACE American Insurance Company, Indemnity Insurance Company of North America, and ESIS, Inc. and their respective affiliates.
     1.5 “ACE Insurance Program” means all insurance policies and all agreements, documents or instruments relating thereto including, without limitation, claims servicing agreements, that have been issued or entered into by the ACE Companies (or any of them) to or with one or more of the Debtors and their respective predecessors and/or affiliates.
     1.6 “Adequate Protection Claims” means rights of the Prepetition Lenders to receive adequate protection pursuant to the DIP Facility Order.
     1.7 “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, DIP Facility Claims, the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Cases, Professional Claims, and all fees and charges assessed against the Estates under chapter 123 of title 28 of the

United States Code, and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.
     1.8 “Affiliates” shall have the meaning ascribed to such term by section 101(2) of the Bankruptcy Code.
     1.9 “Allowed Claim” means a Claim or any portion thereof, (a) that has been allowed by a Final Order of the Bankruptcy Court (or such other court as a Reorganized Debtor and the holder of such Claim agree may adjudicate such Claim and objections thereto), or (b) which (i) is not the subject of a proof of claim timely filed with the Bankruptcy Court but (ii) is Scheduled as liquidated and noncontingent, other than a Claim that is Scheduled at zero, in an unknown amount, or as disputed, but only to the extent such Claim is Scheduled as liquidated and noncontingent or (c) for which a proof of claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by this Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in this Plan.
     1.10 “Allowed Class ___Claim” means an Allowed Claim in the specified Class.
     1.11 “Armour & Main Redevelopment” means Armour and Main Redevelopment Corporation, one of the Debtors and a debtor-in-possession, Case No. 04-45822 (JWV).
     1.12 “Armour & Main Redevelopment Control Group Liability Claim” means a Claim asserted by, or on behalf of, a qualified defined benefit pension plan against all members of IBC’s controlled group of companies and related entities as defined under section 4001(b)(1) of the Employee Retirement Income Security Act of 1974 (on a joint and several basis), to the extent such Claim is asserted against Armour & Main Redevelopment.
     1.13 “Armour & Main Redevelopment General Unsecured Claims Distribution Property” means $10,000 in Cash.
     1.14 “Armour & Main Redevelopment Intercompany Claim” means a Claim by another Debtor against Armour & Main Redevelopment.
     1.15 “Armour & Main Redevelopment Interests” means the shares of common stock of Armour & Main Redevelopment, and all options, rights and other instruments evidencing an ownership interest in Armour & Main Redevelopment.

     1.16 “Armour & Main Redevelopment Substantive Consolidation Motion” means that certain motion to be filed with the Bankruptcy Court no later than twenty (20) days prior to the Confirmation Hearing pursuant to which the Debtors will seek to substantively consolidate Armour & Main Redevelopment and IBC, for purposes of voting and distribution, and pursuant to which the Claims against, and Interests in, Armour & Main Redevelopment will receive the same treatment as if they were Claims against, or Interests in, IBC under the Plan with respect to IBC.
     1.17 “Armour & Main Redevelopment Trade Claim” means each Claim against Armour & Main Redevelopment that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, Armour & Main Redevelopment Intercompany Claim or Armour & Main Redevelopment Control Group Liability Claim.
     1.18 “Avoidance Claims” means Causes of Action against Persons other than the Debtors arising under any of sections 544, 545, 547, 548, 550, 551 and 553 of the Bankruptcy Code, or under related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation is commenced to prosecute such Causes of Action, but excluding the Prepetition Lender Actions and any other Causes of Action otherwise assertable against the Prepetition Lenders.
     1.19 “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as in effect on the date hereof but, with respect to amendments to the Bankruptcy Code subsequent to commencement of the Chapter 11 Cases, only to the extent that such amendments were made expressly applicable to bankruptcy cases which were filed as of the enactment of such amendments.
     1.20 “Bankruptcy Court” means the United States Bankruptcy Court for the Western District of Missouri.
     1.21 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.
     1.22 “Brands” means Interstate Brands Corporation, one of the Debtors and a debtor-in-possession, Case No. 04-45816 (JWV).
     1.23 “Brands Preferred Stock” means the 6,026 shares of $4.80 dividend cumulative preferred stock of Brands authorized under Article IV of the restated certificate of incorporation of Brands, as amended.

     1.24 “Business Day” means any day, excluding Saturdays, Sundays and legal holidays, on which commercial banks are open for business in New York City.
     1.25 “Capital Leases” means those certain non-operating lease agreements scheduled on Exhibit B attached hereto, together with all related leases, lease amendments, lease supplements, memoranda of leases, mortgages, loan agreements, guarantees, guarantee and collateral agreements, and all other related loan, lease and security documents executed and delivered in connection therewith, as the same have been amended, amended and restated, modified or supplemented from time to time.
     1.26 “Capital Lease Claim” means a Claim arising under or pursuant to a Capital Lease.
     1.27 “Cash” means legal tender of the United States.
     1.28 “Causes of Action” means any and all actions, claims, proceedings, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and whether asserted or assertable directly or derivatively, in law, equity or otherwise, including actions brought prior to the Petition Date, actions under chapter 5 of the Bankruptcy Code, and actions against any Person for failure to pay for products or services provided or rendered by the Debtors, all claims, suits or proceedings relating to enforcement of the Debtors’ intellectual property rights, including patents, copyrights and trademarks, and all claims or causes of action seeking recovery of the Debtors’ or the Reorganized Debtors’ accounts receivable or other receivables or rights to payment created or arising in the ordinary course of the Debtors’ or the Reorganized Debtors’ business.
     1.29 “Central States Plan” has the meaning ascribed to it in Section 11.10 hereof.
     1.30 “Certificate” has the meaning ascribed to it in Section 8.4 hereof.
     1.31 “Chapter 11 Case(s)” means the chapter 11 case(s) of the Debtors pending in the Bankruptcy Court.
     1.32 “Claim” means a claim against the Debtors (or all or any of them), whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.
     1.33 “Claimholder” means a holder of a Claim.
     1.34 “Claims Administration” shall have the meaning ascribed to it in Section 8.5 hereof.

     1.35 “Claims Objection Deadline” means that day which is one hundred eighty (180) days after the Effective Date, as the same may be from time to time extended by the Bankruptcy Court without further notice to parties-in-interest.
     1.36 “Class” means a category of Claimholders or Interestholders described in Article IV of this Plan.
     1.37 “Commitment Fee” means the Equity Commitment Fee and the Debt Commitment Fee.
     1.38 “Commitment Letter” means that certain commitment letter by and between IBC and Equity Investors, dated September 12, 2008 (including the exhibits and annexes attached thereto and as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof), together with that certain fee letter by and between IBC and Equity Investors, dated September 12, 2008 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof).
     1.39 “Commitment Letter Approval Order” means the Order Pursuant to 11 U.S.C. §§ 105(a), 363(b), 364(c)(1), 503(b) and 507(a) Authorizing the Debtors to (I) Enter into Equity Commitment Letter and Related Agreements Including (A) Equity Commitment Fee Letter, (B) Revolving Facility Commitment Letter and Related Fee Letter, and (C) Term Loan Exit Facility Commitment Letter and Related Fee Letter, and (II) Pay Certain Fees and Expenses Associated Therewith (Docket No. 11333) pursuant to which the Bankruptcy Court approved the Commitment Letter, the Term Loan Facility Commitment Papers and the ABL Facility Commitment Papers.
     1.40 “Confirmation Date” means the date of entry of the Confirmation Order.
     1.41 “Confirmation Hearing” means the hearing before the Bankruptcy Court on confirmation of this Plan and related matters under section 1128 of the Bankruptcy Code.
     1.42 “Confirmation Order” means the order entered by the Bankruptcy Court confirming this Plan.
     1.43 “Creditors’ Committee” means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code.
     1.44 “Creditors’ Trust” means the trust which is created pursuant to this Plan to be administered by the Trustee with the advice and/or under the direction of the Trust Advisory Board, all as more specifically set forth in Article X of this Plan.

     1.45 “Cure” means the payment or other honor of all obligations required to be paid or honored in connection with assumption of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code, including (a) the cure of any non-monetary defaults to the extent required, if at all, pursuant to section 365 of the Bankruptcy Code, and (b) with respect to monetary defaults, the distribution, within a reasonable period of time following the Effective Date, of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.
     1.46 “D&O Claims” means those claims against certain former officers and directors that are to be transferred to the Creditors’ Trust on the Effective Date pursuant to the Intercreditor Settlement.
     1.47 “D&O Insurance” means insurance maintained by the Debtors which covers, among others, the directors, officers and managing members of the Debtors or any of them.
     1.48 “DIP Agent” means the administrative agent for the DIP Lenders under the DIP Credit Agreement.
     1.49 “DIP Credit Agreement” means the Second Amended and Restated Revolving Credit Agreement, dated as of May 9, 2008, among IBC, as parent borrower, the subsidiary borrowers party thereto, the DIP Agent and the DIP Lenders, which was executed by the Debtors (except Mrs. Cubbison’s) in connection with the DIP Facility, as amended by the First Amendment to the Second Amended and Restated Revolving Credit Agreement, dated as of September 12, 2008.
     1.50 “DIP Facility” means the debtor-in-possession secured financing facility provided to the Debtors by the DIP Lenders pursuant to the DIP Credit Agreement and agreements related thereto as authorized by the Bankruptcy Court pursuant to the DIP Facility Order.
     1.51 “DIP Facility Claim” means all Administrative Claims of the DIP Agent and the DIP Lenders arising under or pursuant to or related to the DIP Facility.
     1.52 “DIP Facility Order” means, collectively, the final order that was entered by the Bankruptcy Court on October 22, 2004, authorizing and approving the DIP Facility and the agreements related thereto, and any further orders entered by the Bankruptcy Court approving subsequent extensions and modifications of the DIP Facility.

     1.53 “DIP Lenders” means the lenders from time to time party to the DIP Credit Agreement.
     1.54 “Debt Commitment Fee” means the commitment fee for Equity Investors’s commitments to purchase New Convertible Secured Notes under the Commitment Letter, in the amount of $4,290,000, payable in accordance with the terms of the Commitment Letter.
     1.55 “Debtors” has the meaning ascribed to it in the Introduction hereof.
     1.56 “Deficiency Claim” means, in the case of a Claimholder who asserts a Secured Claim or Prepetition Lender Claim against the Debtors, a Claim equal to the amount by which such Claim exceeds the secured portion thereof as determined pursuant to section 506 of the Bankruptcy Code.
     1.57 “Disallowed Claim” means a Claim or any portion thereof, that (a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed or unliquidated and as to which a proof of claim bar date has been established but no proof of claim has been timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or (c) is not Scheduled and as to which a proof of claim bar date has been set but no proof of claim has been timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court.
     1.58 “Disbursing Agent” means the Reorganized Debtors or any Person designated by either the Debtors or Reorganized IBC, with the consent of Equity Investors (with such consent not to be unreasonably withheld), to serve as a disbursing agent under Article VIII of this Plan.
     1.59 “Disclosure Statement” means the written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017 on October 30, 2008, as such disclosure statement may be amended, modified or supplemented from time to time.
     1.60 “Disputed Claim” means a Claim or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim and includes, without limitation, Claims that (a) (i) have not been Scheduled by the Debtors (or any of them) or have been Scheduled at zero or as unknown, contingent, unliquidated or disputed, and (ii) are not the subject of an objection filed in the Bankruptcy Court or as to which the time for filing an objection has not yet expired, (b) that are the subject of a proof of claim or interest that differs in nature, amount or priority from the Schedules, or (c) are the subject of an objection filed with the Bankruptcy Court, which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

     1.61 “Distribution Date” means a date selected by IBC or Reorganized IBC, not more than twenty (20) Business Days after the Effective Date.
     1.62 “Effective Date” means the Business Day on which all conditions to the consummation of this Plan set forth in Section 12.2 hereof have been either satisfied or waived as provided in Section 12.3 hereof and is the day upon which this Plan is substantially consummated, which Effective Date shall also be the closing date under the Investment Agreement.
     1.63 “Equity Commitment Fee” means the commitment fee for Equity Investors’s commitment to purchase New Common Stock under the Commitment Letter, in the amount of $2,210,000, payable in accordance with the terms of the Commitment Letter.
     1.64 “Equity Investors” means IBC Investors I, LLC.
     1.65 “Estates” means the bankruptcy estates of the Debtors created pursuant to section 541 of the Bankruptcy Code.
     1.66 “Executive Employment Agreements” has the meaning ascribed to it in Section 6.7 hereof.
     1.67 “Exhibit” means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement.
     1.68 “Exhibit Filing Date” means the date on which Exhibits to this Plan or the Disclosure Statement shall be filed with the Bankruptcy Court, which date shall be at least ten (10) days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court.
     1.69 “Existing Securities” means, collectively, the Brands Preferred Stock, Old Convertible Notes, Old Common Stock and Old Common Stock Options, and all options, warrants, rights and other instruments evidencing an ownership interest in any Debtor (whether fixed or contingent, matured or unmatured, disputed or undisputed), contractual, legal, equitable or otherwise, to acquire any of the foregoing (except for Subsidiary Interests other than the Brands Preferred Stock).
     1.70 “Exit Facility Documents” has the meaning ascribed to it in Section 6.12 hereof.
     1.71 “Face Amount” means, (a) when used in reference to a Disputed Claim or Disallowed Claim, the full stated liquidated amount claimed by the Claimholder in any proof of claim timely filed with the Bankruptcy Court or otherwise Allowed by any Final Order of the Bankruptcy Court and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

     1.72 “Final Order” means an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing (other than under Rule 60(b) of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024) has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.
     1.73 “General Unsecured Claim” means a Claim that (a) is not an Administrative Claim or a Priority Tax Claim and (b) (i) with respect to the Main Debtors, does not fall within Class 1 Secured Tax Claims, Class 2 Secured Claims, Class 3 Other Priority Claims, Class 4 Intercompany Claims, Class 5 Workers’ Compensation Claims, Class 7 Capital Lease Claims, Class 8 Prepetition Lender Claims, Class 10a Subordinated Debt Securities Claims or Class 10b Subordinated Equity Securities Claims or (ii) with respect to Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery, does not fall within Class 1 Other Priority Claims, Class 2 Intercompany Claims or Class 4 Trade Claims.
     1.74 “Holdback Amount” means the amount equal to 20% of fees billed to the Debtors in a given month that was retained by the Debtors as a holdback on payment of Professional Claims pursuant to the Professional Fee Order.
     1.75 “Holdback Escrow Account” means the escrow account established by the Disbursing Agent into which Cash equal to the Holdback Amount shall be deposited on the Effective Date for the payment of Allowed Professional Claims to the extent not previously paid or disallowed.
     1.76 “IBC” has the meaning ascribed to it in the Introduction hereof.
     1.77 “Impaired” refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.
     1.78 “Indemnification Rights” means any obligations of the Debtors (or any of them) to indemnify, reimburse, advance or contribute to the losses, liabilities or expenses of an Indemnitee pursuant to a Debtor’s certificate of incorporation, bylaws, or policy of providing indemnification to an Indemnitee, or pursuant to any applicable law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee’s service with, for or on behalf of the Debtors (or any of them).
     1.79 “Indemnitee” means all present and former directors, officers, employees, agents or representatives of the Debtors who are entitled to assert Indemnification Rights.

     1.80 “Insurance Coverage” shall have the meaning ascribed to it in Section 11.8 hereof.
     1.81 “Insured Claim” means any Claim or portion of a Claim (other than a Workers’ Compensation Claim) that is insured under the Debtors’ insurance policies, but only to the extent of such coverage.
     1.82 “Intercompany Claim” means a Claim by any Debtor against a Main Debtor.
     1.83 “Intercreditor Settlement” means that settlement and compromise of controversies by and among the Debtors, certain Prepetition Lenders and the Creditors’ Committee whereby the Trust Assets shall be transferred to the Creditors’ Trust on the Effective Date in full and complete satisfaction of any and all claims against the Prepetition Lenders and any and all challenges, contests or claims for or against the substantive consolidation of the Debtors, all as such settlement and compromise of controversies is more specifically described in the Intercreditor Settlement Motion and the Intercreditor Settlement Order.
     1.84 “Intercreditor Settlement Motion” means that certain Motion to Compromise Controversies Pursuant to Bankruptcy Rule 9019 whereby the Debtors seek approval of a compromise with respect to the Intercreditor Settlement.
     1.85 “Intercreditor Settlement Order” means an order of the Bankruptcy Court approving the Intercreditor Settlement Motion, in substantially the form attached hereto as Exhibit C.
     1.86 “Interest” means (a) the legal, equitable contractual and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any Person with respect to Old Common Stock, Old Common Stock Options, Brands Preferred Stock or any other equity securities of the Debtors (or any of them) and (b) the legal, equitable, contractual and other rights, whether fixed or contingent, matured or unmatured, disputed or undisputed, of any Person to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) any of the foregoing.
     1.87 “Interestholder” means a holder of an Interest.
     1.88 “Investment” means the purchase by Equity Investors of the New Common Stock and New Convertible Secured Notes pursuant to the Investment Agreement.
     1.89 “Investment Agreement” means the Investment Agreement between IBC and Equity Investors dated as of September 26, 2008 (including the exhibits attached thereto and as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof) and approved by the Investment Agreement Order. The Investment Agreement is set forth at Exhibit D.
     1.90 “Investment Agreement Order” means the Final Order entered by the Bankruptcy Court on October 22, 2008, authorizing and approving the Investment Agreement.
     1.91 “JPMCB” means JPMorgan Chase Bank, N.A., a national banking association.
     1.92 “KERP” means that certain Key Employee Retention Plan adopted by IBC’s board of directors and approved by order of the Bankruptcy Court on February 17, 2005, as amended.
     1.93 “Lien” means a lien, security interest or charge against or interest in property of the Debtors to secure payment of a debt or performance of an obligation owed by the Debtors. For purposes of this Plan, the term shall not include (a) a lien resulting from the provisions of Chapter 5 of the Bankruptcy Code or (b) a lien that has been or may be avoided pursuant to Chapter 5 of the Bankruptcy Code.
     1.94 “Long Term Incentive Plan” means that certain long term incentive plan as is more specifically described at Exhibit E attached hereto, by which the Reorganized Debtors shall deliver certain stock options and restricted stock grants to certain members of management and other employees on and after the Effective Date.
     1.95 “Main Debtors” means all of the Debtors excluding Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery.
     1.96 “Monarch” means Monarch Master Funding Ltd and its respective Affiliates and managed funds.
     1.97 “Mrs. Cubbison’s” means Mrs. Cubbison’s Foods, Inc., one of the Debtors and a debtor-in-possession, Case No. 06-40111 (JWV).
     1.98 “Mrs. Cubbison’s Control Group Liability Claim” means a Claim asserted by, or on behalf of, a qualified defined benefit pension plan against all members of IBC’s controlled group of companies and related entities as defined under section 4001(b)(1) of the Employee Retirement Income Security Act of 1974 (on a joint and several basis), to the extent such claim is asserted against Mrs. Cubbison’s.
     1.99 “Mrs. Cubbison’s General Unsecured Claims Distribution Property” means $300,000 in Cash.

     1.100 “Mrs. Cubbison’s Intercompany Claim” means a Claim by any Debtor against Mrs. Cubbison’s.
     1.101 “Mrs. Cubbison’s Interests” means the shares of common stock of Mrs. Cubbison’s, and all options, rights and other instruments evidencing an ownership interest in Mrs. Cubbison’s.
     1.102 “Mrs. Cubbison’s Substantive Consolidation Motion” means that certain motion to be filed with the Bankruptcy Court no later than twenty (20) days prior to the Confirmation Hearing pursuant to which the Debtors will seek to substantively consolidate Mrs. Cubbison’s and IBC, for purposes of voting and distribution, and pursuant to which the Claims against, and Interests in, Mrs. Cubbison’s will receive the same treatment as if they were Claims against, or Interests in, IBC under the Plan with respect to IBC.
     1.103 “Mrs. Cubbison’s Trade Claim” means each Claim against Mrs. Cubbison’s that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, Mrs. Cubbison’s Intercompany Claim or Mrs. Cubbison’s Control Group Liability Claim.
     1.104 “New Common Stock” means shares of common stock of Reorganized IBC to be authorized and issued on or after the Effective Date. A summary description of the New Common Stock is set forth at Exhibit F.
     1.105 “New Convertible Secured Note Indenture” means the New Convertible Secured Notes indenture among IBC, the guarantors party thereto and the trustee party thereto.
     1.106 “New Convertible Secured Notes” mean the 5% fourth priority secured convertible notes, in the original principal amount of $171.6 million, to be issued by Reorganized IBC on the Effective Date, together with any “pay-in-kind” interest on such New Convertible Secured Notes to be issued after the Effective Date. A summary description of the New Convertible Secured Notes is set forth at Exhibit G attached hereto.
     1.107 “New Credit Facilities” means (a) the ABL Facility, and (b) the Term Loan Facility.
     1.108 “New Credit Facility Documents” means all documents comprising the definitive documentation of the New Credit Facilities, including without limitation, all collateral and security documents and intercreditor agreements contemplated thereby.
     1.109 “New England Bakery” means New England Bakery Distributors L.L.C., one of the Debtors and a debtor-in-possession, Case No. 04-45819 (JWV).

     1.110 “New England Bakery Control Group Liability Claim” means a Claim asserted by, or on behalf of, a qualified defined benefit pension plan against all members of IBC’s controlled group of companies and related entities as defined under section 4001(b)(1) of the Employee Retirement Income Security Act of 1974 (on a joint and several basis), to the extent such Claim is asserted against New England Bakery.
     1.111 “New England Bakery General Unsecured Claims Distribution Property” means $10,000 in Cash.
     1.112 “New England Bakery Intercompany Claim” means a Claim by any Debtor against New England Bakery.
     1.113 “New England Bakery Interests” means the shares of common stock of New England Bakery, and all options, rights and other instruments evidencing an ownership interest in New England Bakery.
     1.114 “New England Bakery Substantive Consolidation Motion” means that certain motion to be filed with the Bankruptcy Court no later than twenty (20) days prior to the Confirmation Hearing pursuant to which the Debtors will seek to substantively consolidate New England Bakery and IBC, for purposes of voting and distribution, and pursuant to which the Claims against, and Interests in, New England Bakery will receive the same treatment as if they were Claims against, or Interests in, IBC under the Plan with respect to IBC.
     1.115 “New England Bakery Trade Claim” means each Claim against New England Bakery that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, New England Bakery Intercompany Claim or New England Bakery Control Group Liability Claim.
     1.116 “New Third Lien Term Loan” means the six-year term loan facility in the aggregate principal amount equal to $142.3 million; provided, however, the principal amount of the New Third Lien Term Loan may be decreased (with a corresponding increase in the amount of the Term Loan Facility on a dollar-for-dollar basis) in accordance with numbered paragraph 19 of the Commitment Letter and Exhibit J to the Commitment Letter subject to the consent of the Term Loan Facility Commitment Parties. A summary description of the New Third Lien Term Loan is set forth at Exhibit H attached hereto.
     1.117 “New Third Lien Term Loan Credit Facility” means the credit facility governing the New Third Lien Term Loan by and among Reorganized IBC, Reorganized Brands, the guarantors party thereto and the Prepetition Lenders.
     1.118 “Old Common Stock” means shares of IBC’s common stock that were authorized, issued and outstanding prior to the Effective Date.

     1.119 “Old Common Stock Options” means all options, warrants and rights (whether fixed or contingent, matured or unmatured, disputed or undisputed), contractual, legal, equitable or otherwise, to acquire shares of Old Common Stock or other equity interests in IBC.
     1.120 “Old Convertible Note Indenture” means the Old Convertible Notes indenture dated as of August 12, 2004, among IBC, the guarantors party thereto and the Old Convertible Note Indenture Trustee.
     1.121 “Old Convertible Note Indenture Trustee” means U.S. Bank National Association, as trustee under the Old Convertible Note Indenture.
     1.122 “Old Convertible Note Indenture Trustee Fee Claim” means the reasonable fees and expenses of the Old Convertible Note Indenture Trustee incurred by the Old Convertible Note Indenture Trustee during the Chapter 11 Cases through the Effective Date in an amount not to exceed $890,000.
     1.123 “Old Convertible Notes” means the 6% senior subordinated convertible notes due August 15, 2014, dated as of August 12, 2004, in the aggregate principal amount of $100 million, issued by IBC pursuant to the Old Convertible Note Indenture.
     1.124 “Old Convertible Notes Claim” shall mean the allowed Class 9 General Unsecured Claim of the Old Convertible Note Indenture Trustee on behalf of the holders of Old Convertible Notes in the Allowed amount of $100,649,000.
     1.125 “Ordinary Course Professional Order” means the Bankruptcy Court’s Order Under 11 U.S.C. § 327 of the Bankruptcy Code Authorizing the Debtors to Employ Professionals Utilized in the Ordinary Course of Business (Docket No. 408).
     1.126 “Organizational Documents” means the bylaws, articles of incorporation, corporate charters, certificates of formation, limited liability agreements or other documents or agreements that govern or affect the corporate formation and governance of the Debtors (or any of them) and the Reorganized Debtors (or any of the them) including, without limitation, the Stockholders’ Agreement.
     1.127 “Other Priority Claim” means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

     1.128 “Pension Plans” means the American Bakers Association Retirement Plan and the IBC Defined Benefit Plan, two defined-benefit pension plans sponsored by the Debtors and covered by Title IV of the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1301-1461 (2000 and Supp. V. 2005).
     1.129 “Periodic Distribution Date” means (a) the Distribution Date, as to the first distribution made by the Reorganized Debtors, and (b) thereafter, (i) the first Business Day occurring ninety (90) days after the Distribution Date and (ii) subsequently, the first Business Day occurring ninety (90) days after the immediately preceding Periodic Distribution Date.
     1.130 “Permitted Affiliate” means (a) any affiliate of a Term Loan Facility Lender whose identity has been disclosed in writing to Equity Investors in writing prior to September 12, 2008 and (b) any other affiliate of a Term Loan Facility Lender reasonably acceptable to Equity Investors.
     1.131 “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other entity.
     1.132 “Petition Date” means the date on which each Debtor filed its voluntary petition commencing its Chapter 11 Case, that is (a) with respect to all of the Debtors other than Mrs. Cubbison’s, September 22, 2004 and (b) with respect to Mrs. Cubbison’s, January 14, 2006.
     1.133 “Plan” means this joint plan of reorganization, which is jointly proposed by the Debtors for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as such plan may be further amended from time to time in accordance with the Bankruptcy Code, Bankruptcy Rules and Section 14.2, and the exhibits hereto.
     1.134 “Plan Supporter” means each Prepetition Lender that is a signatory to Annex I or Annex I-A (in each case, as amended from time to time) to the Commitment Letter as of the Effective Date.
     1.135 “Postpetition Interest” means, collectively, such interest, reasonable fees, costs, or charges provided for under the agreements between a Debtor and a Claimholder whose Claim is secured by property of the Estates to the extent such items have accrued and are payable pursuant to the provisions of the Bankruptcy Code including, without limitation, section 506(b) of the Bankruptcy Code.
     1.136 “Prepetition Agent” means the administrative agent for the Prepetition Lenders under the Prepetition Credit Agreement.

     1.137 “Prepetition Credit Agreement” means the collective reference to that certain Amended and Restated Credit Agreement, dated as of April 25, 2002, as amended, supplemented or otherwise modified from time to time, by and among Brands and Interstate Brands West Corporation (which was subsequently merged into Interstate Bakeries Corporation), as borrowers, the banks and other financial institutions from time to time thereto, and JPMCB, as administrative agent, all letters of credit issued thereunder, and any collateral or security documents related to the foregoing.
     1.138 “Prepetition Credit Facility” means the financing accommodations evidenced by the Prepetition Credit Agreement and related documents.
     1.139 “Prepetition Investors” means Silver Point, Monarch Alternative Capital L.P. and McDonnell Investment Management LLC and their respective Affiliates and managed funds.
     1.140 “Prepetition LC” has the meaning ascribed to it in Section 4.1 hereof.
     1.141 “Prepetition Lender Actions” means the collective reference to that certain First Amended and Restated Complaint to Avoid and Recover Certain Transfers and for Judgment (Adv. Pro. 06-04192) filed with the Bankruptcy Court and any claims or Causes of Action preserved pursuant to that certain Agreed Order Extending the Challenge Deadline, ordered by the Bankruptcy Court on April 24, 2007 (Docket No. 8848).
     1.142 “Prepetition Lender Claims” mean all Claims of the Prepetition Agent and the Prepetition Lenders arising under or pursuant to the Prepetition Credit Facility including, without limitation, the Claim of the Prepetition Lenders for Postpetition Interest whether calculated at the default or non-default rate.
     1.143 “Prepetition Lenders” means those Persons holding a Prepetition Lender Claim.
     1.144 “Prepetition Lenders Plan Distribution Property” means (a) the New Third Lien Term Loan, (b) $85,800,00 in aggregate principal amount of the New Convertible Secured Notes and (c) the Series E Warrants.
     1.145 “Priority Claim” means a Claim entitled to priority pursuant to section 507 of the Bankruptcy Code.
     1.146 “Priority Tax Claim” means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

     1.147 “Pro Rata” means, from time to time, unless this Plan specifically provides otherwise, with respect to Claims, the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class.
     1.148 “Professional” means those Persons employed in the Chapter 11 Cases pursuant to sections 327 and 1103 of the Bankruptcy Code, or otherwise; provided, however, that “Professional” does not include those Persons retained pursuant to the Ordinary Course Professional Order.
     1.149 “Professional Claim” means a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services rendered or expenses incurred after the Petition Date and prior to and including the Effective Date.
     1.150 “Professional Fee Order” means the order entered by the Bankruptcy Court on October 25, 2004, authorizing the interim payment of Professional Claims subject to the Holdback Amount.
     1.151 “Reclamation Claim” means a Claim administered, determined and allowed by agreement between the Debtors and a party asserting a reclamation claim, all as contemplated pursuant to the Reclamation Order.
     1.152 “Reclamation Order” means that certain Order Under 11 U.S.C. §§ 362, 503 and 546 (A) Providing Administrative Expense Treatment for Certain Holders of Valid Reclamation Claims and (B) Establishing Procedures for Resolution and Payment of Reclamation Claims entered by the Bankruptcy Court on November 12, 2004, whereby IBC established procedures for determining the validity and extent of reclamation claims.
     1.153 “Reconstitution Order” means that certain Order Pursuant to Bankruptcy Rule 9019, sections 105, 1107 and 1108 of the Bankruptcy Code, and section 303 of the Delaware General Corporation Law Approving A Proposed Settlement Reconstituting the Board of Directors of Interstate Bakeries Corporation and Granting Certain Related Relief entered by the Bankruptcy Court on January 5, 2007, whereby IBC reconstituted its board of directors.
     1.154 “Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Claimholder so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the Claimholder to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Claimholder for any damages incurred as a result of any reasonable reliance by such Claimholder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Claimholder; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, “going dark” provisions, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated in order to accomplish Reinstatement.
     1.155 “Released Parties” means, collectively, (a) the Debtors, the officers, directors and managing members of the Debtors who were either serving in such capacities as of the Confirmation Date, or who had served in such capacities during the Chapter 11 Cases, (b) the Reorganized Debtors, (c) the officers, directors and managing members of the Reorganized Debtors serving in such capacity after the Effective Date, (d) the DIP Lenders, (e) the Prepetition Lenders, (f) the Plan Supporters, (g) the Prepetition Investors, (h) Silver Point, (i) the Term Loan Facility Lenders, (j) JPMCB and J.P. Morgan Securities Inc., (k) Equity Investors, (l) the Creditors’ Committee, and each of its members in their capacity as such, and (m) with respect to each of the Persons named in (a) — (l) above, such Person’s Affiliates, principals, employees, agents, officers, directors, financial advisors, attorneys and other professionals, and any of their successors and assigns, when acting in any of such capacities.
     1.156 “Reorganized . . .” means the applicable Debtor from and after the Effective Date.
     1.157 “Reorganized Debtors” means, collectively, all Debtors from and after the Effective Date.
     1.158 “Restructuring Transaction(s)” means the transactions set forth in Section 6.13 of this Plan and as further described in the Restructuring Transactions Notice which is attached as Exhibit I to this Plan.
     1.159 “Restructuring Transactions Notice” means the notice filed with the Bankruptcy Court on or before the Exhibit Filing Date as Exhibit I to this Plan listing the restructuring Debtors and briefly describing the relevant Restructuring Transactions.
     1.160 “Retained Actions” means any and all Causes of Actions other than the Trust Claims, the Prepetition Lender Actions and any other Cause of Action otherwise assertable against the Prepetition Lenders. A nonexclusive list of the Retained Actions is attached hereto as Exhibit A-1.

     1.161 “SERP” means that certain Supplemental Executive Retirement Plan maintained by the Debtors prior to the Petition Date, which provides retirement benefits to certain officers and other select employees, pursuant to which IBC agreed to pay certain key executives and managers who retire after age 60 an annual retirement benefit equal to 1.8% of the participant’s average annual base salary received during the 60 months immediately preceding retirement, for each year of service to IBC, up to 20 years.
     1.162 “Scheduled” means, with respect to any Claim or Interest, the status, priority and amount, if any, of such Claim or Interest as set forth in the Schedules.
     1.163 “Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Cases by the Debtors, as such schedules or statements have been or may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.
     1.164 “Secured Claim” means a Claim, other than a Prepetition Lender Claim, that is secured by a Lien which is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, on property in which an Estate has an interest, or a Claim that is subject to setoff under section 553 of the Bankruptcy Code; to the extent of the value of the holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable; as determined by a Final Order pursuant to section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or in either case as otherwise agreed upon in writing by the Debtors or the Reorganized Debtors and the holder of such Claim.
     1.165 “Secured Tax Claim” means a Secured Claim arising prior to the Petition Date against any of the Debtors for taxes owed to a governmental unit.
     1.166 “Security” shall have the meaning ascribed to it in section 101(49) of the Bankruptcy Code.
     1.167 “Series A Warrants” means the warrants (in the form attached to the Investment Agreement) issued to Equity Investors that will entitle holders to receive, upon the exercise of all Series A Warrants, 13.5% of the fully diluted equity interests of Reorganized IBC (calculated as of the Effective Date).
     1.168 “Series B Warrants” means the warrants (in the form attached to the Investment Agreement) issued to the Term Loan Facility Lenders (or their Permitted Affiliates) that will entitle holders to receive, upon the exercise of all Series B Warrants, 1.917% of the fully diluted equity interests of Reorganized IBC (calculated as of the Effective Date).

     1.169 “Series C Warrants” means the warrants (in the form attached to the Investment Agreement) issued to the Term Loan Facility Lenders (or their Permitted Affiliates) that will entitle holders to receive, upon exercise of all Series C Warrants, 2.837% of the fully diluted equity interests of Reorganized IBC (calculated as of the Effective Date).
     1.170 “Series D Warrants” means the warrants (in the form attached to the Investment Agreement) issued to Equity Investors that will entitle holders to receive, upon the exercise of all Series D Warrants, 1.5% of the fully-diluted equity interests of Reorganized IBC (calculated as of the Effective Date).
     1.171 “Series E Warrants” means the warrants (in the form attached to the Investment Agreement) issued to the Prepetition Lenders that will entitle holders to receive, upon the exercise of all Series E Warrants, 1.5% of the fully-diluted equity interests of Reorganized IBC (calculated as of the Effective Date).
     1.172 “Servicer” means the Old Convertible Note Indenture Trustee with respect to the Old Convertible Note Indenture or any other agent or servicer under any other agreement that governs the rights of a Claimholder .
     1.173 “Silver Point” means Silver Point Finance, LLC and its respective Affiliates and managed funds.
     1.174 “Stockholders’ Agreement” means the agreement that each holder of New Common Stock, including those holders receiving shares upon the conversion of any New Convertible Secured Notes or the exercise of any Warrant, shall be required to execute. A form of the Stockholders’ Agreement is set forth at Exhibit J.
     1.175 “Solicitation Procedures Order” means the order of the Bankruptcy Court approved on October 30, 2008 pursuant to which the Bankruptcy Court, inter alia, approved the Disclosure Statement and set various procedures for soliciting and tabulating votes on this Plan.
     1.176 “Subordinated Debt Securities Claim” means a Claim subject to subordination under section 510(b) of the Bankruptcy Code that arises from the rescission of a purchase or sale of a debt Security of any Debtor (including, but not limited to, Old Convertible Notes), or for damages arising from the purchase or sale of such debt Security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.
     1.177 “Subordinated Equity Securities Claim” means a Claim subject to subordination under section 510(b) of the Bankruptcy Code that arises from the rescission of a purchase or sale of an equity Security of any Debtor (including, but not limited to, Old Common Stock and Old Common Stock Options), or for damages arising from the purchase or sale of such equity Security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.
     1.178 “Subordinated Securities Claim” means, collectively, all Subordinated Debt Securities Claims and all Subordinated Equity Securities Claims.
     1.179 “Subsidiary Debtors” means, collectively, Armour and Main Redevelopment Corporation; Baker’s Inn Quality Baked Goods, LLC; Brands; IBC Sales Corporation; IBC Services, LLC; IBC Trucking, LLC; New England Bakery Distributors, L.L.C.; and Mrs. Cubbison’s.
     1.180 “Subsidiary Interests” means, collectively, all of the issued and outstanding shares of stock, membership interests, other equity interests or other instruments evidencing an ownership interest in any Subsidiary Debtor as of the Effective Date, and all options, warrants and rights (whether fixed or contingent, matured or unmatured, disputed or undisputed), contractual, legal, equitable or otherwise, to acquire shares of stock, membership interests or other equity interests in the Subsidiary Debtors, as of the Effective Date, which stock, interests, options, warrants and rights are owned directly or indirectly by IBC.
     1.181 “Term Loan Facility” means the five-year term loan facility by and among IBC, Brands and the Term Loan Facility Lenders in the principal amount of $344,000,000; provided, however, the principal amount of the Term Loan Facility may be increased (with a corresponding reduction in the amount of the New Third Lien Term Loan on a dollar-for-dollar basis) in accordance with numbered paragraph 19 of the Commitment Letter and Exhibit J to the Commitment Letter subject to the consent of the Term Loan Facility Commitment Parties.
     1.182 “Term Loan Facility Commitment Fee” means the commitment fee payable by the Debtors or Reorganized Debtors to the Term Loan Facility Commitment Parties under the terms of the Term Loan Facility Commitment Papers, in the amount of $16,800,000, and the paid-in-kind incremental facility fee (as described in the Term Loan Facility Commitment Papers).
     1.183 “Term Loan Facility Commitment Papers” means that certain commitment letter by and among Silver Point Finance, LLC, Monarch, Brands and IBC, dated September 12, 2008 (together with the exhibits and annexes attached thereto and as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof) together with that certain fee letter by and among Silver Point, Monarch, Brands and IBC, dated September 12, 2008 (as amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof), in each case, for the Term Loan Facility.
     1.184 “Term Loan Facility Commitment Parties” shall mean Silver Point and Monarch.

     1.185 “Term Loan Facility Lenders” means Silver Point, Monarch Alternative Capital L.P., McDonnell Investment Management LLC, and each other Prepetition Lender or other Person that participates in the Term Loan Facility, and their respective affiliates and managed funds.
     1.186 “Tolling Agreement” means an agreement executed by and among either the Debtors or third party claimants tolling the applicable statute of limitations with respect to a Claim or Cause or Action.
     1.187 “Transaction” means the consummation of the Plan and all related transactions contemplated by the Plan, the Commitment Letter and the Investment Agreement (including the exhibits and annexes attached hereto and thereto, and as amended, restated, supplemented or otherwise modified from time to time in accordance with the Commitment Letter and the Investment Agreement).
     1.188 “Trust Advisory Board” means the board that is to be created pursuant to Section 10.4 of this Plan for the purpose of advising the Trustee with respect to decisions affecting the Creditors’ Trust to the extent set forth in the Trust Agreement.
     1.189 “Trust Agreement” means that certain Trust Agreement which is to govern the Creditors’ Trust, substantially in the form attached as Exhibit K to this Plan, pursuant to which, among other things, the Trust Assets shall be liquidated, as applicable, and the proceeds distributed to the Trust Beneficiaries on a pro rata basis without regard to whether multiple obligors exist with respect to a Trust Beneficiary’s Claim.
     1.190 “Trust Assets” means $5,000,000 in Cash, the Trust Claims, the Trust Stock Appreciation Rights, and any and all proceeds of the foregoing and interest or income accruing with respect thereto.
     1.191 “Trust Avoidance Claims” means the Avoidance Claims that are specifically listed on Exhibit A-2 hereto, or as are otherwise agreed to by Equity Investors and the Creditors’ Committee, which claims are to be transferred to the Creditors’ Trust on the Effective Date (as opposed to all other Avoidance Claims, which will be retained by the Reorganized Debtors).
     1.192 “Trust Beneficiary” means a holder of an Allowed General Unsecured Claim; provided, however, that any Prepetition Lender who holds an Allowed General Unsecured Claim on account of Claims arising under the Prepetition Credit Agreement shall not be a Trust Beneficiary for purposes hereof.
     1.193 “Trust Claims” shall mean the D&O Claims and the Trust Avoidance Claims.

     1.194 “Trust Stock Appreciation Rights” means cash-settled stock appreciation rights, with a strike price equal to $15.00, equaling 3% of the fully-diluted equity interests of the Reorganized Company as of the Effective Date, the other terms of which shall be the same as the stock appreciation rights to be distributed to the Reorganized Debtors’ unionized workforce. The Debtors shall deliver a description of such terms to the Creditors’ Committee on or before the Exhibit Filing Date, if available, but in any case, no later than three (3) days prior to the first day set for the Confirmation Hearing provided that the Debtors and the Creditors’ Committee have first agreed that such description shall be kept confidential.
     1.195 “Trustee” means the trustee of the Creditors’ Trust as contemplated by the Trust Agreement and designated pursuant to Section 10.1 of this Plan and section 1123(b)(3) of the Bankruptcy Code.
     1.196 “Trustee Professionals” has the meaning ascribed to it in subsection 10.3(e) hereof.
     1.197 “Unimpaired” refers to any Claim which is not Impaired.
     1.198 “Union Contracts” means those certain collectively bargained labor contracts among Brands and the various unions duly organized and representing certain of Brands’ employees that are in full force and effect on the Effective Date, and any related modification agreement, extension agreement and side agreement duly executed by Brands.
     1.199 “Voting Deadline” means December 1, 2008, at 4:00 p.m. (Pacific time).
     1.200 “Warrants” means the Series A Warrants, the Series B Warrants, the Series C Warrants, the Series D Warrants and the Series E Warrants.
     1.201 “Workers’ Compensation Claim” means a Claim held by an employee or former employee of the Debtors (or any of them) for workers’ compensation coverage under the workers’ compensation program applicable in the particular state in which the employee is employed by the Debtors.
C. Rules of Interpretation
     For purposes of this Plan (a) any reference in this Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be in such form or on such terms and conditions, (b) any reference in this Plan to an existing document or Exhibit filed or to be filed means such document or Exhibit as it may have been or may be amended, modified or supplemented, (c) unless otherwise specified, all references in this Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to this Plan, (d) the words “herein” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan, (f) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply, (g) to the extent the Disclosure Statement is inconsistent with the terms of this Plan, this Plan shall control, (h) to the extent this Plan is inconsistent with the Confirmation Order, the Confirmation Order shall control, and (i) to the extent this Plan is inconsistent with the transaction documents for the Transaction, the transaction documents shall control.
D. Computation of Time
     In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.
E. Exhibits
     All Exhibits are incorporated into and are a part of this Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or before the Exhibit Filing Date. After the Exhibit Filing Date, copies of Exhibits can be obtained upon written request to Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606 (Attn: J. Eric Ivester, Esq.), counsel to the Debtors. In addition, imaged copies of the Exhibits will be available on the Bankruptcy Court’s website, www.mow.uscourts.gov, for a nominal charge (a PACER account is required), or at the Voting Agent’s general website address, http://www.kccllc.net/ibc, free of charge. To the extent any Exhibit is inconsistent with the terms of the body of this Plan, unless otherwise ordered by the Bankruptcy Court, the terms of the relevant Exhibit shall control.
ARTICLE II
ADMINISTRATIVE EXPENSES
AND PRIORITY TAX CLAIMS
     2.1 Administrative Claims. Subject to the provisions of Article IX of this Plan, on the first Periodic Distribution Date occurring after the later of (a) the date an Administrative Claim becomes an Allowed Administrative Claim or (b) the date an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, an Allowed Administrative Claimholder in any Debtor’s Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Administrative Claim, (x) Cash equal to the unpaid portion of such Allowed

Administrative Claim or (y) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto; provided further, however, that in no event shall a postpetition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business; provided further, however, that Reclamation Claims allowed pursuant to the procedures set forth in the Reclamation Order shall be paid in Cash on the Distribution Date or as soon thereafter as is practical.
     2.2 Priority Tax Claims. With respect to each Allowed Priority Tax Claim in any Debtor’s Chapter 11 Case, at the sole option of the Debtors (or the Reorganized Debtors), the Allowed Priority Tax Claimholder shall be entitled to receive on account of such Priority Tax Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three (3) month period following the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date, (b) such other treatment agreed to by the Allowed Priority Tax Claimholder and the Debtors (or the Reorganized Debtors), provided such treatment is on more favorable terms to the Debtors (or the Reorganized Debtors) than the treatment set forth in subsection (a) above, or (c) payment in full in Cash.
ARTICLE III
CLASSIFICATION OF CLAIMS AND INTERESTS
     3.1 Introduction.
     Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors. A Claim or Interest is placed in a particular Class for purposes of voting on this Plan and of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or

Interest has not been paid, released or otherwise settled prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified, and their treatment is set forth in Article II herein.
     This Plan, though proposed jointly, constitutes a separate plan proposed by each Debtor. Therefore, except as expressly provided in Section 3.3 herein, the classifications set forth in Section 3.2 herein shall be deemed to apply separately with respect to each plan proposed by each Debtor.
     3.2 Classification of Claims Against and Interests In the Main Debtors.
          (a) Unimpaired Classes of Claims Against and Interests In the Main Debtors (deemed to have accepted this Plan and, therefore, not entitled to vote).
          (i) Class 1 — Secured Tax Claims. Class 1 consists of all Secured Tax Claims.
          (ii) Class 2 — Secured Claims. Class 2 consists of each separate subclass for each Secured Claim. Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.
          (iii) Class 3 — Other Priority Claims. Class 3 consists of Other Priority Claims.
          (iv) Class 4 — Intercompany Claims. Class 4 consists of all Intercompany Claims.
          (v) Class 5 — Workers’ Compensation Claims. Class 5 consists of all Workers’ Compensation Claims.
          (vi) Class 6 — Subsidiary Interests. Class 6 consists of Subsidiary Interests, except for Interests in Brands Preferred Stock.
          (b) Impaired Classes of Claims Against and Interests In the Main Debtors (entitled to vote on this Plan).
          (i) Class 7 — Capital Lease Claims. Class 7 consists of separate subclasses for the secured portion of each Capital Lease Claim. Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code. The unsecured portion of each Capital Lease Claim shall be classified and treated as Class 9 General Unsecured Claims.

          (ii) Class 8 — Prepetition Lender Claims. Class 8 consists of the Prepetition Lender Claims.
          (c) Impaired Classes of Claims Against and Interests In the Main Debtors (deemed to have rejected this Plan and therefore not entitled to vote on this Plan).
          (i) Class 9 — General Unsecured Claims. Class 9 consists of the General Unsecured Claims, including Deficiency Claims.
          (ii) Class 10 — Subordinated Securities Claims. Class 10 consists of two separate subclasses for the Subordinated Securities Claims. Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code. Both subclasses are deemed to have rejected this Plan and, therefore, neither subclass is entitled to vote.
          (1) Class 10a — Subordinated Debt Securities Claims. Class 10a consists of all Subordinated Debt Securities Claims that may exist against a particular Debtor.
          (2) Class 10b — Subordinated Equity Securities Claims. Class 10b consists of all Subordinated Equity Securities Claims that may exist against a particular Debtor.
          (iii) Class 11 — Interests in Brands Preferred Stock. Class 11 consists of Interests in Brands Preferred Stock.
          (iv) Class 12 — Interests in IBC. Class 12 consists of Interests in IBC.
     3.3 Classification of Claims Against and Interests In Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery.
          (a) Unimpaired Classes of Claims Against and Interests (deemed to have accepted these Plans and, therefore, not entitled to vote).
          (i) Class 1 — Other Priority Claims. As to the separate Plans of each of Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery, Class 1 consists of Other Priority Claim.
          (ii) Class 2 — Intercompany Claims. As to the separate Plans of each of Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery, Class 2 consists of all Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery Intercompany Claims, respectively.

          (iii) Class 3 — Interests. As to the separate Plans of each of Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery, Class 3 consists of all Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery Interests, respectively.
          (b) Impaired Classes of Claims (Classes 4 and 5 are entitled to vote on this Plan).
          (i) Class 4 — Trade Claims. As to the separate Plans of each of Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery, Class 4 consists of all Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery Trade Claims, respectively.
          (ii) Class 5 — General Unsecured Claims. As to the separate Plans of each of Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery, Class 5 consists of all Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery General Unsecured Claims, respectively.
ARTICLE IV
PROVISIONS FOR TREATMENT OF
CLAIMS AND INTERESTS
     4.1 Treatment of Claims Against and Interests In the Main Debtors.
          (a) Class 1 (Secured Tax Claims). Except as otherwise provided in and subject to Section 8.7 herein, on the first Periodic Distribution Date occurring after the later of (a) the date a Secured Tax Claim becomes an Allowed Secured Tax Claim or (b) the date a Secured Tax Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Secured Tax Claim, the holder of such Class 1 Secured Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Secured Tax Claim, (x) Cash equal to the amount of such Allowed Secured Tax Claim or (y) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed in writing, provided that such treatment is not more favorable than the treatment in clause (x) above. The Debtors’ failure to object to a Secured Tax Claim in the Chapter 11 Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Secured Tax Claim.

          (b) Class 2 (Secured Claims). Except as otherwise provided in and subject to Section 8.7 herein, on the first Periodic Distribution Date occurring after the later of (a) the date a Secured Claim becomes an Allowed Secured Claim or (b) the date a Secured Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Secured Claim, the Debtors (or Reorganized Debtors) shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Class 2 Secured Claim, (x) pay Cash equal to the amount of such Allowed Secured Claim, (y) return the collateral to the secured creditor with respect to such Secured Claim, or (z) reinstate such Secured Claim in accordance with the provisions of subsection 1124(2) of the Bankruptcy Code. The Debtors’ failure to object to a Secured Claim in the Chapter 11 Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Secured Claim.
          (c) Class 3 (Other Priority Claims). Except as otherwise provided in and subject to Section 8.7 herein, on the first Periodic Distribution Date occurring after the later of (a) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (b) the date an Other Priority Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such Other Priority Claim, each Class 3 Other Priority Claimholder shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Other Priority Claim, (x) Cash in an amount equal to the amount of such Allowed Other Priority Claim or (y) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed upon in writing, provided that such treatment is not more favorable than the treatment in clause (x) above. The Debtors’ failure to object to an Other Priority Claim in the Chapter 11 Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors or the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Other Priority Claim.
          (d) Class 4 (Intercompany Claims). Each Intercompany Claim will, in the sole discretion of the applicable Debtor or Reorganized Debtor holding such Claim, be (a) released, waived and discharged as of the Effective Date, (b) contributed to the capital of the obligor corporation, (c) dividended, or (d) remain unimpaired; provided that the applicable Debtor or Reorganized Debtor shall seek the consent of Equity Investors and the Prepetition Investors with respect to the treatment of each Intercompany Claim, with such consent not to be unreasonably withheld.

          (e) Class 5 (Workers’ Compensation Claims). The Reorganized Debtors shall pay all Workers’ Compensation Claims that are determined to be valid under applicable state law and the corresponding programs maintained by the Debtors in accordance with the terms and conditions of such state law and such programs. Nothing in this Plan shall be deemed to discharge, release, or relieve the Debtors or the Reorganized Debtors from any current or future liability with respect to any valid Workers’ Compensation Claim, regardless of when the underlying injuries occurred. All payments of Workers’ Compensation Claims made by the Debtors during the pendency of the Chapter 11 Cases are hereby ratified. The Debtors’ failure to object to a Workers’ Compensation Claim in the Chapter 11 Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Reorganized Debtors) when and if such Claim is sought to be enforced by the holder of the Workers’ Compensation Claim.
          (f) Class 6 (Subsidiary Interests). Class 6 Subsidiary Interests shall be unaffected by this Plan, except to the extent required by the Restructuring Transactions.
          (g) Class 7 (Capital Lease Claims). Except as otherwise provided herein and subject to Section 8.7, on the first Periodic Distribution Date occurring after the later of (a) the date a Capital Lease Claim becomes an Allowed Capital Lease Claim or (b) the date a Capital Lease Claim becomes payable pursuant to any agreement between the Debtors and the holder of such Capital Lease Claim, the holder of such Class 7 Capital Lease Claim, in full satisfaction, settlement, release and discharge of and in exchange for such Class 7 Capital Lease Claim shall, in the sole discretion of the Debtors, (w) receive deferred Cash payments totaling at least the allowed amount of such Allowed Class 7 Capital Lease Claim, (x) upon abandonment by the Debtors, receive the collateral with respect to such Capital Lease Claim, (y) have such Class 7 Capital Lease Claim reinstated in accordance with the provisions of subsection 1124(2) of the Bankruptcy Code, or (z) receive such other treatment as the Debtors and such Claimholder shall have agreed upon in writing as announced at or prior to the Confirmation Hearing.
          (h) Class 8 (Prepetition Lender Claims). Notwithstanding any provision to the contrary herein, upon entry of the Confirmation Order, all Prepetition Lender Claims (excluding liability of the Debtors to the Prepetition Lenders for undrawn, outstanding letters of credit) shall be allowed in full in the aggregate amount of $451,486,946 (or such greater amount as may be applicable in the event that a letter of credit outstanding under the Prepetition Credit Agreement is drawn after the date of this Plan) and shall constitute Allowed Claims for all purposes in these Chapter 11 Cases, not subject to defense, offset, counterclaim, recoupment, reduction, subordination or recharacterization by the Debtors or any party in interest.

     On the Effective Date, each holder of an Allowed Prepetition Lender Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Claim, its Pro Rata share of each component of the Prepetition Lenders Plan Distribution Property, with the amount of each Claimholder’s Pro Rata share to be determined by a fraction, the numerator of which is equal to the amount of such Claimholder’s Allowed Prepetition Lender Claim, and the denominator of which is equal to the aggregate amount of all Allowed Prepetition Lender Claims. Adequate Protection Claims shall be deemed satisfied in full by payments made pursuant to and in accordance with the DIP Facility Order.
     On the Effective Date, each issued and outstanding letter of credit under the Prepetition Credit Agreement (each a “Prepetition LC”) shall be replaced and cancelled, secured by “back up” letters of credit issued by an institution acceptable to the issuer of the Prepetition LC, or cash collateralized at 105% of the face amount of each Prepetition LC on terms in form and substance (a) satisfactory to the bank issuer of such Prepetition LC and (b) reasonably satisfactory to Equity Investors and the Prepetition Investors.
          (i) Class 9 (General Unsecured Claims). Holders of General Unsecured Claims against the Main Debtors shall neither receive nor retain any property on account of their Claims.
          (j) Class 10a (Subordinated Debt Securities Claims). Subordinated Debt Securities Claims shall be cancelled, released, and extinguished. Holders of Subordinated Debt Securities Claims shall neither receive nor retain any property on account of their Claims.
          (k) Class 10b (Subordinated Equity Securities Claims). Subordinated Equity Securities Claims shall be cancelled, released, and extinguished. Holders of Subordinated Equity Securities Claims shall neither receive nor retain any property on account of their Claims.
          (l) Class 11 (Interests in Brands Preferred Stock). Interests in Brands Preferred Stock shall be cancelled, released, and extinguished, and holders of such Interests shall neither receive nor retain any property on account of such Interests.
          (m) Class 12 (Interests in IBC). Interests in IBC shall be cancelled, released, and extinguished, and holders of such Interests shall neither receive nor retain any property on account of such Interests.

     4.2 Treatment of Claims Against and Interests In Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery.
          (a) Class 1 (Other Priority Claims). Except as otherwise provided in and subject to Section 8.7 herein, on the first Periodic Distribution Date occurring after the later of (a) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (b) the date an Other Priority Claim becomes payable pursuant to any agreement between Mrs. Cubbison’s (or Reorganized Mrs. Cubbison’s), Armour & Main Redevelopment (or Reorganized Armour & Main Redevelopment) or New England Bakery (or Reorganized New England Bakery), as applicable, and the holder of such Other Priority Claim, each Class 1 Other Priority Claimholder shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Other Priority Claim, (x) Cash in an amount equal to the amount of such Allowed Other Priority Claim or (y) such other treatment as to which Mrs. Cubbison’s (or Reorganized Mrs. Cubbison’s), Armour & Main Redevelopment (or Reorganized Armour & Main Redevelopment) or New England Bakery (or Reorganized New England Bakery), as applicable, and such Claimholder shall have agreed upon in writing, provided that such treatment is not more favorable than the treatment in clause (x) above. The Debtors’ failure to object to an Other Priority Claim in the Chapter 11 Cases shall be without prejudice to Reorganized Mrs. Cubbison’s, Reorganized Armour & Main Redevelopment’s, or Reorganized New England Bakery’s, as applicable, right to contest or otherwise defend against such Claim in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the applicable Debtor or Reorganized Debtor) when and if such Claim is sought to be enforced by the holder of the Other Priority Claim.
          (b) Class 2 (Intercompany Claims). Each Mrs. Cubbison’s Intercompany Claim, Armour & Main Redevelopment Intercompany Claim and New England Bakery Intercompany Claim will, in the sole discretion of the applicable Debtor or Reorganized Debtor holding such Claim, be (a) released, waived and discharged as of the Effective Date, (b) contributed to the capital of the obligor corporation, (c) dividended, or (d) remain unimpaired; provided that the applicable Debtor or Reorganized Debtor shall seek the consent of Equity Investors and the Prepetition Investors with respect to the treatment of each such Claim, with such consent not to be unreasonably withheld.
          (c) Class 3 (Interests). Class 3 Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery Interests shall be unaffected by this Plan, except to the extent required or permitted by the Restructuring Transactions or as may be required in the event the Mrs. Cubbison’s Substantive Consolidation Motion, Armour & Main Redevelopment Substantive Consolidation Motion or New England Bakery Substantive Consolidation Motion is prosecuted to conclusion.

          (d) Class 4 (Trade Claims). Unless the holder of a Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery Trade Claim and the applicable Debtor agree to a different treatment, on the Effective Date, each holder of a Allowed Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery Trade Claim shall have its Claim paid in full in Cash (not including accrued post-petition interest).
          (e) Class 5 (General Unsecured Claims). If Class 5 Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery General Unsecured Claims votes to accept the applicable Plan and such Plan is confirmed, the Debtors will withdraw the Mrs. Cubbison’s Substantive Consolidation Motion, Armour & Main Redevelopment Substantive Consolidation Motion, or New England Bakery Substantive Consolidation Motions, as applicable, with prejudice, and, on the Effective Date or as soon thereafter as is reasonable and practicable, each holder of an Allowed Class 5 Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery General Unsecured Claim, as applicable, shall be entitled to receive such holder’s Pro Rata share of the Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery General Unsecured Claims Distribution Property, as applicable, or (b) if Class 5 Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery General Unsecured Claims does not vote to accept the applicable Plan or if the applicable Plan is not confirmed, then, the Debtors shall prosecute the Mrs. Cubbison’s, Armour & Main Redevelopment, or New England Bakery Substantive Consolidation Motion, as applicable, and, if such motion is granted, the holders of Claims against, and Interests in, the Debtors to which such motion(s) apply shall receive the same treatment as holders of Claims against, and Interests in, IBC under the Plan with respect to IBC.
     4.3 Special Provisions Regarding Insured Claims.
          (a) Distributions under this Plan to each holder of an Insured Claim shall be in accordance with the treatment provided under this Plan for General Unsecured Claims; provided, however, that the maximum amount of any Claim under this Plan on account of an Allowed Insured Claim upon which a distribution shall be made shall be limited to an amount equal to the applicable self-insured retention under the relevant insurance policy; provided further, however, that, to the extent a holder has an Allowed Insured Claim the amount of which exceeds the total coverage available from the relevant insurance policies of the Debtors, such holder shall have an Allowed General Unsecured Claim in the amount by which such Allowed Insured Claim exceeds the coverage available from the relevant Debtors’ insurance policies. Nothing in this section shall constitute a waiver or release of any Retained Actions or Avoidance Claims the Debtors may hold against any Person, including the Debtors’ insurance carriers; and nothing in this section is intended to, shall, or shall be deemed to preclude any holder of an Allowed Insured Claim from seeking and/or obtaining a distribution or other recovery from any insurer of the Debtors in addition to (but not in duplication of) any distribution such holder may receive under this Plan; provided, however, that the Debtors do not waive, and expressly reserve their rights to assert that any insurance coverage is property of the Estates to which they are entitled.
          (b) This Plan shall not expand the scope of, or alter in any other way, the rights and obligations of the Debtors’ insurers under their policies, and the Debtors’ insurers shall retain any and all defenses to coverage that such insurers may have, including the right to contest and/or litigate with any party, including the Debtors, the existence, primacy and/or scope of available coverage under any alleged applicable policy. This Plan shall not operate as a waiver of any other Claims the Debtors’ insurers have asserted or may assert in any proof of claim or the Debtors’ rights and defenses to such proofs of claim.
     4.4 Reservation of Rights. Except as otherwise explicitly provided in this Plan, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment of Claims. Except to the extent a Reorganized Debtor expressly assumes an obligation or liability of a Debtor or another Reorganized Debtor, this Plan shall not operate to impose liability on any Reorganized Debtor for the Claims against any other Debtor or the debts and obligations of any other Debtor or Reorganized Debtor, and from and after the Effective Date, each Reorganized Debtor, subject to the Restructuring Transactions, will be separately liable for its own obligations.
ARTICLE V
ACCEPTANCE OR REJECTION OF THE PLAN;
EFFECT OF REJECTION BY ONE OR MORE
IMPAIRED CLASSES OF CLAIMS OR INTERESTS
     5.1 Impaired Classes of Claims Entitled to Vote. Holders of Claims and Interests in each Impaired Class of Claims or Interests are entitled to vote as a Class to accept or reject this Plan, other than Classes that are deemed to reject this Plan as provided in Section 5.4 herein. Accordingly, the votes of holders of Claims in Classes 7 and 8 with respect to the Main Debtors and Classes 4 and 5 with respect to Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery shall be solicited with respect to this Plan.
     5.2 Classes Deemed to Accept Plan. With respect to the Main Debtors, Class 1 Secured Tax Claims, Class 2 Secured Claims, Class 3 Other Priority Claims, Class 4 Intercompany Claims, Class 5 Workers’ Compensation Claims, and Class 6 Subsidiary Interests are Unimpaired by this Plan. With respect to Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery, Class 1 Other Priority

Claims, Class 2 Intercompany Claims and Class 3 Interests are Unimpaired by this Plan. Under section 1126(f) of the Bankruptcy Code and/or the Solicitation Procedures Order, such Claimholders are conclusively presumed to have accepted this Plan, and the votes of such Claimholders will not be solicited.
     5.3 Acceptance by Impaired Classes. With respect to the Main Debtors, Class 7 Capital Lease Claims and Class 8 Prepetition Lender Claims are Impaired under this Plan. With respect to Mrs. Cubbison’s, Armour & Main Redevelopment and New England Bakery Class 4 Trade Claims and Class 5 General Unsecured Claims are Impaired under this Plan. Pursuant to section 1126(c) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class has accepted this Plan if this Plan is accepted by the holders of at least two-third (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject this Plan.
     5.4 Classes Deemed to Reject Plan. With respect to the Main Debtors, because holders of Claims in Class 9 General Unsecured Claims, Class 10a Subordinated Debt Securities Claims and Class 10b Subordinated Equity Securities Claims, and the holders of Interests in Class 11 Interests in Brands Preferred Stock and Class 12 Interests in IBC are not receiving or retaining any property under this Plan on account of such Claims or Interests, they are conclusively presumed to have rejected this Plan, and the votes of such holders will not be solicited.
     5.5 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class entitled to vote rejects this Plan or is deemed to have rejected it, the Debtors will request confirmation of this Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.
     5.6 Confirmability and Severability of a Plan. Subject to Section 14.2, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan as it applies to the Debtors or any particular Debtor. A determination by the Bankruptcy Court that this Plan, as it applies to the Debtors or any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code shall not limit or affect: (a) the confirmability of this Plan as it applies to the other Debtor(s); or (b) the Debtors’ ability to modify this Plan, as it applies to the Debtors or to any particular Debtor, to satisfy the requirements of section 1129 of the Bankruptcy Code.
ARTICLE VI
MEANS FOR IMPLEMENTATION OF THE PLAN
     6.1 Continued Corporate Existence. Subject to the Restructuring Transactions contemplated by this Plan, each of the Debtors shall continue to exist as a Reorganized Debtor after the Effective Date as a separate corporate entity, with all the powers of a corporation or limited liability company, as applicable, under applicable law in the jurisdiction in which each applicable Debtor is organized and pursuant to the Organizational Documents in effect prior to the Effective Date, except to the extent such Organizational Documents are amended by this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.
     6.2 Corporate Action. Each of the matters provided for under this Plan involving the corporate structure of the Debtors or corporate action to be taken by or required of the Debtors, shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of any of the Debtors or the Reorganized Debtors.
     6.3 Certificate of Incorporation and Bylaws. The Organizational Documents shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. The Organizational Documents for Reorganized IBC shall, among other things, authorize 60,000,000 shares of New Common Stock, $0.01 par value per share. The Certificate of Incorporation for Reorganized IBC, in form and substance satisfactory to Equity Investors, is attached hereto as Exhibit L and the bylaws for Reorganized IBC, in form and substance satisfactory to Equity Investors, is attached hereto as Exhibit M. A summary description of the New Common Stock is set forth as Exhibit F. The charter and bylaws of each Reorganized Subsidiary Debtor, shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code, until two (2) years after the Effective Date.
     6.4 Cancellation of Existing Securities and Agreements. On the Effective Date, except as otherwise specifically provided for herein, (a) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors, except such notes or other instruments evidencing indebtedness or obligations of or Interests in the Debtors that are Reinstated under this Plan, shall be cancelled, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indenture, certificates of designation, bylaws, or certificate or articles of incorporation or similar document governing the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors or ownership interest in the Debtors, except such notes or other instruments evidencing indebtedness or obligations of or interests in the Debtors that are Reinstated under this Plan, as the case may be, shall be released and discharged. Notwithstanding anything to the contrary herein, as of the Effective Date, the Reorganized Debtors shall assume all existing indemnification obligations arising under (i) the Prepetition Credit Agreement (including the Loan Documents, as defined therein) in favor of JPMCB, J.P. Morgan Securities Inc. and any of the Plan Supporters (each in their respective capacity under the Prepetition Credit Agreement), (ii) the DIP Credit Agreement, (iii) the exit facility commitment letter by and among Silver Point, IBC and Brands dated October 18, 2007, as amended and restated as of November 6, 2007, (iv) the Term Loan Facility Commitment Papers and (v) Annexes I and I-A to the Commitment Letter, and all such indemnification obligations shall not be cancelled, terminated or otherwise modified and shall remain in full force and effect. Subject to payment in full of the Old Convertible Note Indenture Trustee Fee Claim on the Effective Date, all of the obligations of the Debtors and the Reorganized Debtors under the Old Convertible Note Indenture and the Old Convertible Notes, including indemnification obligations, shall be cancelled, released and discharged without limitation, and the Old Convertible Notes Indenture Trustee shall be discharged from any further obligations thereunder, provided, however, that said cancellation, release and discharge shall not affect, limit or impair the rights of the Old Convertible Notes Indenture Trustee as against any holder of Old Convertible Notes. Upon and subject to such cancellation, release and discharge, all distributions to holders of Old Convertible Notes Claims by the Trustee of the Creditors’ Trust, if any, shall be made directly by the Trustee thereof and the Old Convertible Notes Indenture Trustee shall have no duties relating thereto.
     6.5 Authorization and Issuance of New Common Stock.
          (a) The Certificate of Incorporation for Reorganized IBC shall authorize 60,000,000 shares of New Common Stock. On the Effective Date, Reorganized IBC shall (i) issue up to 4,420,000 shares of New Common Stock to the Term Loan Facility Lenders (or their Permitted Affiliates) and (ii) issue 4,420,000 shares of New Common Stock to Equity Investors. A summary description of the New Common Stock is set forth as Exhibit F.
          (b) The New Common Stock issued under this Plan shall be subject to economic and legal dilution based upon (i) the issuance of New Common Stock pursuant to the Long Term Incentive Plan as set forth in Section 6.8 of this Plan, (ii) the conversions of New Convertible Secured Notes, (iii) the exercise of Warrants, (iv) the employee equity sharing plans to be entered into in connection with the Transaction, (v) the Trust Stock Appreciation Rights, and (vi) any other shares of New Common Stock issued after the consummation of this Plan.
          (c) The issuance of the New Common Stock, including the shares of the New Common Stock, options, or other equity awards, if any, reserved by Reorganized IBC for the Long Term Incentive Plan and the other employee equity sharing plans to be entered into in connection with the Transaction, and the shares of

New Common Stock reserved by Reorganized IBC for the conversion of the New Convertible Secured Notes and the exercise of the Warrants, is authorized without the need for any further corporate action or action by any other party.
               All of the shares of New Common Stock issued pursuant to this Plan shall be duly authorized, validly issued, and if applicable, fully paid and non-assessable.
     6.6 Directors and Officers.
          (a) The existing officers or managing members of the Debtors shall remain in their current capacities as officers of the Reorganized Debtors, subject to the ordinary rights and powers of the board of directors or equityholders, as the case may be, to replace them.
          (b) On the Effective Date, the term of the current members of the board of directors of IBC shall expire. The initial board of directors of Reorganized IBC will consist of eight (8) directors. Craig Jung (or in the event of his death, incapacity, or resignation, the chief executive officer of IBC) shall serve as a director. Equity Investors shall designate five (5) directors. The Prepetition Investors shall designate two (2) directors reasonably satisfactory to Equity Investors. The existing directors of each Subsidiary Debtor shall remain in their current capacities as directors of the applicable Reorganized Subsidiary Debtor, subject to the ordinary rights and powers of the board of directors or equityholders to replace them.
          The Persons designating board members shall file with the Bankruptcy Court and give to the Debtors written notice of the identities of such members on a date that is not less than ten (10) days prior to the Voting Deadline.
          (c) Other provisions governing the service, term and continuance in office of the members of the board shall be as set forth in the Organizational Documents of the Reorganized Debtors.
     6.7 Employment, Retirement, Indemnification and Other Agreements and Incentive Compensation Programs.
          (a) The proposed terms of employment of certain key employees of the Reorganized Debtors, to be effective on the Effective Date, are summarized at Exhibit N attached hereto (the “Executive Employment Agreements”). The Executive Employment Agreements are to be in form and substance satisfactory to Equity Investors and the assumption of, or entry into, the Executive Employment Agreements as provided for herein shall be subject to the consent of Equity Investors prior to the Confirmation Date. For the avoidance of doubt, with the exception of the requirement that the Debtors assume the Executive Employment Agreement with Craig Jung, entry into or assumption of any Executive Employment Agreement or other employment agreement shall not be a condition precedent to the confirmation or consummation of this Plan.
          (b) With the exception of those individuals (i) whose employment terms are summarized on Exhibit N, and (ii) the terms of whose employment agreements are subject to a rejection motion as of the Confirmation Hearing, to the extent that any of the Debtors has in place as of the Effective Date employment, severance (change in control), retirement, indemnification and other agreements with their respective active directors, officers, managing members and employees who will continue in such capacities or a similar capacity after the Effective Date, or retirement income plans, welfare benefit plans and other plans for such Persons, such agreements, programs and plans will remain in place after the Effective Date, and the Reorganized Debtors will continue to honor such agreements, programs and plans except to the extent provided herein without prejudice to the Reorganized Debtors’ authority to modify or eliminate any such agreements, programs or plans as permitted under applicable non-bankruptcy law. Benefits provided under such agreements or plans may include benefits under qualified and non-qualified retirement plans; health and dental coverage; short and long-term disability benefits; death and supplemental accidental death benefits; vacation; leased car; financial consulting, tax preparation and estate planning as well as an annual physical examination, each paid or provided commensurate with an employee’s position in accordance with the applicable Reorganized Debtor’s policies then in effect. Such agreements and plans also may include equity, bonus and other incentive plans in which officers, managing members and other employees of the Reorganized Debtors may be eligible to participate; provided, however, such equity, bonus and other incentive plans shall not provide for the issuance of New Common Stock and to the extent that such equity, bonus and other incentive plan provides for the issuance of Existing Securities, such provision shall be deemed null and void and the officers, managing members and other employees shall waive any right to enforce such provisions; provided, further, however, that pursuant to the Long Term Incentive Plan, there shall be reserved for certain members of management, directors, and other employees of the Reorganized Debtors a certain number of shares of New Common Stock and other securities all as more fully described in Section 6.8 below. Notwithstanding anything to the contrary herein, following the Effective Date of the Plan, with respect to the payment of “retiree benefits” (as such term is defined in section 1114 of the Bankruptcy Code) related to medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death, such payment shall continue at the levels established pursuant to subsections (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation this Plan, for the duration of the periods the Debtors have obligated themselves to provide such benefits, if any.

          (c) Notwithstanding anything contained herein to the contrary, the terms of the KERP shall not be modified, altered, or amended. Retention Bonuses (as defined in the KERP) shall be paid in the amounts and at such times as contemplated by the KERP.
     6.8 Implementation of the Long Term Incentive Program. A summary of the Long Term Incentive Plan is attached hereto as Exhibit E. On the Effective Date, the Reorganized Debtors shall implement the Long Term Incentive Plan in order to promote the growth and general prosperity of the Reorganized Debtors by offering incentives to key employees who are primarily responsible for the growth of the Reorganized Debtors, and to attract and retain qualified employees and thereby benefit the shareholders of the Reorganized Debtors based on growth of the Reorganized Debtors. Pursuant to the Long Term Incentive Plan, the Reorganized Debtors shall deliver certain stock options and restrictive stock grants to certain members of management and other employees on and after the Effective Date, in such amounts and pursuant to such terms as set forth in the Long Term Incentive Plan.
     The Long Term Incentive Plan will be administered by Reorganized IBC’s board of directors. In applying and interpreting the provisions of the Long Term Incentive Plan, the decisions of Reorganized IBC’s board of directors shall be final.
     The Long Term Incentive Plan is to be in form and substance satisfactory to Equity Investors and the establishment of the Long Term Incentive Plan shall be subject to the consent of Equity Investors.
     6.9 Termination of the SERP. Immediately prior to the Effective Date, the SERP shall be deemed terminated, and the Reorganized Debtors’ obligations thereunder shall cease, and on the Effective Date the trustee of the rabbi trust holding certain assets of the SERP shall remit such assets to the Reorganized Debtors to be used for general corporate purposes.
     6.10 Equity Investors’ Contribution. Pursuant and subject to the terms and conditions of the Investment Agreement, Equity Investors shall make the Investment in the amount specified in the Investment Agreement, to be utilized by the Debtors or Reorganized Debtors to make Cash distributions as required under this Plan and to consummate the transactions contemplated by this Plan, the Investment Agreement and the Commitment Letter.
     6.11 Issuance of the New Convertible Secured Notes, the New Common Stock and Warrants and Entry Into the New Third Lien Term Loan. On the Effective Date, Reorganized IBC shall issue the New Convertible Secured Notes, the New Common Stock and the Warrants for distribution, and shall enter into the New Third Lien Term Loan, in accordance with the terms of the Transaction. In the Confirmation Order, the Bankruptcy Court shall approve the New Third Lien Term Loan and the New Convertible Secured Notes in substantially the form disclosed to the Bankruptcy Court and authorize the Reorganized Debtors to enter into the New Third Lien Term Loan and issue the New Convertible Secured Notes pursuant to the New Third Lien Term Loan Credit Facility and the New Convertible Secured Note Indenture, respectively, and execute the same together with such other documents as the agent under the New Third Lien Term Loan and the trustee under the New Convertible Secured Note Indenture may reasonably require.
          The issuance to the Prepetition Lenders of the New Convertible Secured Notes and the Series E Warrants (including the New Common Stock into which such New Convertible Secured Notes are convertible and the New Common Stock into which the Series E Warrants are exercisable) and the distribution thereof shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The definitive documents with respect to the New Convertible Secured Notes distributed pursuant to this Plan will have mandatory conversion rights, anti-dilution rights and transfer restrictions reflecting the terms set forth on Exhibit G hereto and shall be mutually acceptable to the Debtors, Equity Investors and the Prepetition Investors.
     6.12 Post-Effective Date Financing. On the Effective Date, the Reorganized Debtors (other than Mrs. Cubbison’s) shall (a) enter into the New Credit Facilities and the New Third Lien Term Loan Credit Facility together with all guarantees evidencing obligations of the Reorganized Debtors thereunder and security documents, (b) execute mortgages, certificates and other claims documentation and deliveries as the Prepetition Investors reasonably request, (c) deliver insurance and customary opinions, and (d) enter into other documentation as described in the Term Loan Facility Commitment Papers and Exhibit H to the Commitment Letter, all of which items in clauses (a) – (d) shall be in form and substance reasonably satisfactory to the Prepetition Investors, and such documents and all other documents, instruments and agreements to be entered into, delivered or contemplated thereunder shall become effective in accordance with their terms on the Effective Date. In the Confirmation Order, the Bankruptcy Court shall approve the New Credit Facilities and the New Third Lien Term Loan Credit Facility in substantially the form disclosed to the Bankruptcy Court and authorize the Reorganized Debtors to execute the same together with such other documents as the lenders under the New Credit Facilities and the New Third Lien Term Loan Credit Facility may reasonably require in order to effectuate the treatment afforded to such parties under the New Credit Facilities and the New Third Lien Term Loan Credit Facility, respectively.
     Upon the Effective Date (i) the Debtors and the Reorganized Debtors are authorized to execute and deliver the New Credit Facility Documents, the New Third Lien Term Loan Credit Facility, the New Convertible Secured Note Indenture, all mortgages, intercreditor agreements, security documents and all other related agreements, documents or instruments to be executed or delivered in connection therewith, including (x) documentation regarding letters of credit replacing or “backing-up” the Prepetition LCs and the letters of credit outstanding as of the Effective Date under the DIP Facility, and (y) documentation of the cancellation or cash collateralization of such letters of credit (collectively, the “Exit Facility Documents”) and perform their obligations thereunder including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages or indemnities, (ii) the Exit Facility Documents shall constitute the legal, valid and binding obligations of the Reorganized Debtors parties thereto, enforceable in accordance with their respective terms, (iii) the Liens granted to secure the obligations under each applicable Exit Facility Document shall be, and shall remain (until released in accordance with the terms of the applicable Exit Facility Document), legal, valid, perfected, non-voidable, non-avoidable and binding liens on, and security interests in, all property and assets of the Reorganized Debtors (to the extent required by the Exit Facility Documents) having the priority granted to them under the Plan, and (iv) no obligation, payment, transfer or grant of security under the Exit Facility Documents shall be stayed, restrained, voidable, avoidable or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff or counterclaim on account of any act, event or occurrence arising on or prior to the Effective Date. The Debtors and the Reorganized Debtors, as applicable, and the other persons granting any liens and security interests to secure the obligations under the Exit Facility Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence perfection of such liens and security interests under the provisions of any applicable federal, state, provincial or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals and consents shall not be required for such perfection), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.
     6.13 Restructuring Transactions and Alternative Structures. Subject to the prior agreement of Equity Investors and the Prepetition Investors on the form of the Restructuring Transactions, the Debtors or the Reorganized Debtors, as the case may be, shall take such actions as may be necessary or appropriate to effect the relevant Restructuring Transactions. Such actions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of this Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of this Plan; (c) the filing of appropriate Organizational Documents with the appropriate governmental authorities under applicable law; and (d) all other actions that such Debtor or Reorganized Debtor determines are necessary or appropriate, including the making of filings or recordings in connection with the relevant Restructuring

Transaction. In the event a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger shall cease to exist as a separate corporate entity and thereafter the surviving Reorganized Debtor shall assume and perform the obligations under this Plan of each Reorganized Debtor party to such merger. In the event a Reorganized Debtor is liquidated, the Reorganized Debtors (or the Reorganized Debtor which owned the stock of such liquidating Debtor prior to such liquidation) shall assume and perform the obligations of such liquidating Reorganized Debtor under this Plan.
     Several alternative structures for the post-emergence capital structure of the Debtors are being explored. Under certain of the alternative structures, Equity Investors would organize one or more new entities which would acquire the Debtors, or the assets of the Debtors, in a taxable transaction. Other alternative structures involve the Debtors entering into certain transactions prior to the Effective Date in order to modify the overall corporate structure of the Debtors and/or otherwise structure their businesses for corporate or operational reasons. The reorganization of the Debtors will be consummated pursuant to an alternative structure described in this paragraph only if, after further analysis, the Debtors believe that it will improve the corporate or operational structure or otherwise provide efficiencies to the Estates or the Reorganized Debtors, and only if the Debtors have received the prior written consent of Equity Investors and the Prepetition Investors. Any such reorganization will not have any material adverse effect on any of the distributions under this Plan.
     6.14 Preservation of Causes of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in this Plan, the Reorganized Debtors shall retain and may, in their sole discretion, enforce or prosecute all Retained Actions, a nonexclusive list of which is attached hereto as Exhibit A-1. The Debtors or the Reorganized Debtors, in their sole and absolute discretion, will determine whether to bring, settle, release, compromise, or enforce such rights (or decline to do any of the foregoing). The Reorganized Debtors or any successors may prosecute (or decline to prosecute) such Retained Actions in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action. Except as otherwise provided herein, the failure of the Debtors to specifically list any Claim, right of action, suit or proceeding in the Schedules or in Exhibit A-1 does not, and will not be deemed to, constitute a waiver or release by the Debtors of such claim, right of action, suit or proceeding, and the Reorganized Debtors will retain the right to pursue such claims, rights of action, suits or proceedings in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit or proceeding upon or after the confirmation or consummation of this Plan.

     6.15 Exclusivity Period. Subject to Section 14.2, the Debtors shall retain the exclusive right to amend or modify this Plan, and to solicit acceptances of any amendments to or modifications of this Plan, through and until the Effective Date.
     6.16 Effectuating Documents; Further Transactions. The chairman of the board of directors, the Chief Executive Officer, or any other executive officer or managing member of the Debtors shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. The Secretary or Assistant Secretary of the Debtors shall be authorized to certify or attest to any of the foregoing actions.
     6.17 Exemption From Certain Transfer Taxes and Recording Fees. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to this Plan (including, without limitation, pursuant to any grant of collateral under the New Credit Facilities), or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property, will not be subject to any document recording tax, stamp tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording tax, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
     6.18 Substantive Consolidation Motions. If Class 5 General Unsecured Claims voting on the respective Plans of Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery do not each vote as a class to accept the applicable Plan, and if the applicable Plan as it pertains to Mrs. Cubbison’s, Armour & Main Redevelopment or New England Development is not timely confirmed, the Debtors shall seek to substantively consolidate Mrs. Cubbison’s, Armour & Main Redevelopment or New England Bakery, as appropriate, and IBC pursuant to the Mrs. Cubbison’s Substantive Consolidation Motion, the Armour & Main Redevelopment Substantive Consolidation Motion or New England Bakery Substantive Consolidation Motion, as applicable. The Debtors may combine two or more Substantive Consolidation Motions in one pleading. Objections to the Substantive Consolidation Motion(s) may be decided at the Confirmation Hearing or at a later date.

ARTICLE VII
UNEXPIRED LEASES AND EXECUTORY CONTRACTS
     7.1 Assumed (Non-Union) Contracts and Leases. Except with respect to the Union Contracts (whose treatment under this Plan is described in Section 7.3 herein), only those executory contracts and unexpired leases to which the Debtors (or any of them) are a party that are specifically listed on the schedule of assumed contracts and leases annexed hereto as Exhibit O, or that were entered into postpetition, shall be deemed automatically assumed and Reinstated as of the Effective Date; provided, however, that neither the inclusion by the Debtors of a contract or lease on Exhibit O nor anything contained in this Plan shall constitute an admission by the Debtors that such lease or contract is an unexpired lease or executory contract or that any Debtor, or any of their Affiliates, has any liability thereunder. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions, pursuant to section 365(b)(1) of the Bankruptcy Code and, to the extent applicable, section 365(b)(3) of the Bankruptcy Code, as of the Effective Date.
     Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of this Plan.
     7.2 Rejected (Non-Union) Contracts and Leases. Except with respect to the Union Contracts (whose treatment under this Plan is described in Section 7.3 herein) and except with respect to executory contracts and unexpired leases that have previously been assumed or are the subject of a motion to assume, or a notice of assumption served pursuant to an order of the Bankruptcy Court, on or before the Confirmation Date, all executory contracts and unexpired leases not assumed as set forth in Section 7.1 of this Plan shall be deemed automatically rejected as of the Effective Date or such earlier date as the Debtors may have unequivocally terminated their performance under such lease or contract. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections pursuant to section 365 of the Bankruptcy Code. The Debtors reserve the right to file a motion on or before the Confirmation Date to reject any executory contract or unexpired lease.

     7.3 Assumption and Rejection of Union Contracts. Each Union Contract to which the Debtors are a party shall be deemed automatically assumed and Reinstated as of the Effective Date, unless such Union Contract (a) shall have been previously rejected by the Debtors, (b) is the subject of a motion to reject pursuant to section 1113 of the Bankruptcy Code filed on or before the Confirmation Date, or (c) expired prior to the Effective Date and/or is no longer executory on the Effective Date by its own terms. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions, pursuant to section 365(b)(1) of the Bankruptcy Code and, to the extent applicable, section 365(b)(3) of the Bankruptcy Code, as of the Effective Date. Any rejection of a Union Contract will proceed by motion made pursuant to section 1113 of the Bankruptcy Code.
     7.4 Payments Related to Assumption of Executory Contracts and Unexpired Leases. The provisions (if any) of each executory contract or unexpired lease to be assumed and Reinstated under this Plan which are or may be in default shall be satisfied solely by Cure. Objections to assumption or rejection including, without limitation, to Cure related to non-monetary defaults, must be raised in an objection to be filed no later than the date by which objections are required to be filed with respect to confirmation of the Plan. Any such Objections will be litigated at the Confirmation Hearing or at such other time as the Bankruptcy Court may schedule.
     7.5 Rejection Damages Bar Date. If rejection of an executory contract or unexpired lease rejected pursuant to this Plan results in a Claim, then such Claim shall be forever barred and shall not be enforceable against either the Debtors or the Reorganized Debtors or such entities’ properties unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors within thirty (30) days after service of the earlier of (a) notice of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected. Any Claim that may be Allowed as a result of the rejection of an executory contract or unexpired lease shall be treated as a General Unsecured Claim.
ARTICLE VIII
PROVISIONS GOVERNING DISTRIBUTIONS
     8.1 Time of Distributions. Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under this Plan shall be made on a Periodic Distribution Date.
     8.2 No Interest on Claims. Unless otherwise specifically provided for in this Plan, the Confirmation Order, the DIP Credit Agreement or the Prepetition Credit Agreement, Postpetition Interest shall not accrue or be paid on Claims, and no Claimholder shall be entitled to interest accruing on or after the Petition Date on any Claim, right, or Interest. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim.
     8.3 Disbursing Agent. The Disbursing Agent shall make all distributions required under this Plan.
     8.4 Surrender of Securities or Instruments. On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim (as to each, a “Certificate”), shall surrender such Certificate to the Disbursing Agent or, with respect to indebtedness that is governed by other agreement, the respective Servicer, and such Certificate shall be cancelled. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective Servicer. Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective Servicer prior to the first anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.
     8.5 Claims Administration Responsibility. The Reorganized Debtors will have sole and absolute discretion in administering, disputing, objecting to, compromising or otherwise resolving all Claims against the Debtors (the “Claims Administration”); provided, however, that before the Reorganized Debtors agree to allow a General Unsecured Claim in an amount greater than $1,000,000, the Reorganized Debtors shall give reasonable notice to the Creditors’ Trust of their intended agreement and the Creditors’ Trust can elect to assume responsibility for administering, disputing, objecting, compromising or otherwise resolving such General Unsecured Claim and assume and pay from the Trust Assets any fees, costs, expenses or other liabilities incurred in connection with administering, disputing, objecting, compromising or otherwise resolving such General Unsecured Claim. If the Creditors’ Trust does not elect to assume such responsibility within three Business Days after the Reorganized Debtors’ delivery of notice to the Creditors’ Trust, the General Unsecured Claim shall be disposed of in the manner proposed by the Reorganized Debtors. The Reorganized Debtors shall bear the responsibility for any fees, costs, expenses or other liabilities incurred by the Reorganized Debtors in connection with the Claims Administration; provided, however, prior to the Reorganized Debtors taking any responsibility with respect to Claims Administration, the Creditors’ Trust and the Reorganized Debtors shall have entered into an agreement whereby the Creditor’ Trust shall compensate the Reorganized Debtors for their reasonable costs and expenses (excluding attorneys’ fees) associated with the Reorganized Debtors’ use of resources used to assist the Creditors’ Trust in the Claims Administration.
     8.6 Delivery of Distributions. Distributions under this Plan to holders of Allowed Prepetition Lender Claims shall be made to or at the direction of the Prepetition Agent and shall be distributed by the Prepetition Agent in accordance with the Prepetition Credit Agreement. Distributions under this Plan to holders of DIP Facility Claims shall be made to or at the direction of the DIP Agent and shall be distributed by the DIP Agent in accordance with the DIP Credit Agreement. Distributions under this Plan to all other Allowed Claimholders shall be made by the Disbursing Agent. If any Claimholder’s distribution is returned as undeliverable, no further distributions to such Claimholder shall be made unless and until the Disbursing Agent or the appropriate Servicer is notified of such Claimholder’s then current address, at which time all missed distributions shall be made to such Claimholder without interest. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property shall revert to the Reorganized Debtors. Upon such reversion, the claim of any Claimholder, or their successors, with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.
     8.7 Procedures for Treating and Resolving Disputed and Contingent Claims.
          (a) No Distributions Pending Allowance. No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed on or before the Claims Objection Deadline.
          (b) Distributions After Allowance. Payments and distributions to each respective Claimholder on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of this Plan that govern distributions to such Claimholders. Subject to Section 8.2 hereof, on the first Periodic Distribution Date following the date when a Disputed Claim becomes an Allowed Claim, the Disbursing Agent will distribute to the Claimholder any Cash that would have been distributed on the dates distributions were previously made to Claimholders had such Allowed Claim been an Allowed Claim on such dates, together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Allowed Claimholders included in the applicable class.
ARTICLE IX
ALLOWANCE AND PAYMENT OF
CERTAIN ADMINISTRATIVE CLAIMS
     9.1 DIP Facility Claims. On the Effective Date, all claims arising under the DIP Facility shall be allowed in an amount to be agreed upon by the Debtors and such Claimholders, and all obligations of the Debtors under the DIP Facility shall be paid in full in Cash or otherwise satisfied in a manner acceptable to such Claimholders in accordance with the terms of the DIP Facility and the DIP Credit Agreement including, without limitation, replacement and cancellation, securing by “back up” letters of credit issued by an institution acceptable to the bank that issued the letters of credit outstanding under the DIP Facility, or cash collateralization at 105% of the face amount of all letters of credit issued and outstanding under the DIP Credit Facility on terms in form and substance (a) satisfactory to the bank issuer of such letter of credit and (b) reasonably satisfactory to Equity Investors and the Prepetition Investors. Upon compliance with the preceding sentence, all liens and security interests granted to secure such obligations shall be deemed cancelled and shall be of no further force and effect.
     9.2 Professional Claims.
          (a) Final Fee Applications. All final requests for payment of Professional Claims must be filed no later than forty-five (45) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court.
          (b) Payment of Interim Amounts. Subject to the Holdback Amount, on the Effective Date, the Debtors or the Reorganized Debtors shall pay all amounts owing to Professionals for all outstanding amounts relating to prior periods through the Effective Date. In order to receive payment on the Effective Date for unbilled fees and expenses incurred through such date, two (2) days prior to the Effective Date, the Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date and shall deliver such estimate to counsel for the Debtors, the Prepetition Investors, Equity Investors and the Prepetition Agent. Within fifteen (15) days after the Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order.

          (c) On the Effective Date, the Debtors or the Reorganized Debtors shall pay to the Disbursing Agent, in order to fund the Holdback Escrow Account, Cash equal to the aggregate Holdback Amount for all Professionals. The Disbursing Agent shall maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order. Such funds shall not be considered property of the Reorganized Debtors. The remaining amount of Professional Claims owing to the Professionals shall be paid to such Professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Bankruptcy Court. When all Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.
          (d) Upon the Effective Date, any requirement that professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate.
          (e) Notwithstanding the foregoing, the fees and expenses of the Prepetition Investors as provided in the Term Loan Facility Commitment Papers, and as approved by the Commitment Letter Approval Order, shall be payable by the Debtors (or the Reorganized Debtors) to the Prepetition Investors promptly upon invoicing to the Debtors (or the Reorganized Debtors) without any notice to the Bankruptcy Court or any other party.
          (f) Notwithstanding the foregoing, the fees and expenses of Equity Investors as provided in the Commitment Letter, and as approved by the Commitment Letter Approval Order, shall be payable by the Debtors (or the Reorganized Debtors) to Equity Investors promptly upon invoicing to the Debtors (or the Reorganized Debtors) without any notice to the Bankruptcy Court or any other party.
     9.3 Substantial Contribution Compensation and Expenses Bar Date. Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), 503(b)(4), and 503(b)(5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court, on or before a date which is forty-five (45) days after the Effective Date (the “503 Deadline”), and serve such application on counsel for the Debtors and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.
     9.4 Other Administrative Claims. All other requests for payment of an Administrative Claim (other than as set forth in Sections 9.2, 9.3 and 9.6 of this Plan, and other than with respect to Cure Claims) must be filed with the Bankruptcy Court and served on counsel for the Debtors no later than thirty (30) days after the Effective Date. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim by the Claims Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim (i) which is paid or payable by any Debtor in the ordinary course of business or (ii) the payment of which has been approved by the Bankruptcy Court.
     9.5 The ACE Insurance Program. Notwithstanding anything to the contrary in this Plan, the Disclosure Statement or the Confirmation Order: (a) on the Effective Date, the Debtors and the Reorganized Debtors shall assume the ACE Insurance Program in its entirety and shall pay the cure costs related to such assumption; (b) the ACE Insurance Program (including, but not limited to, all letters of credit and other collateral and security provided to the ACE Companies (or any of them) pursuant the ACE Insurance Program) shall survive and shall not be amended, modified, waived or impaired in any respect by this Plan, the Confirmation Order or otherwise without the prior written agreement of the ACE Companies; (c) the claims of the ACE Companies arising under the ACE Insurance Program shall be Allowed Administrative Claims, which are payable in the ordinary course of business, and shall not be discharged or released by this Plan or the Confirmation Order; (d) the ACE Companies shall not be required to file or serve a request for payment of any Administrative Claim and shall not be subject to any bar date governing Administrative Claims; (e) nothing in this Plan or the Confirmation Order shall be construed as, or is, a determination as to coverage under the ACE Insurance Program; and (f) nothing in this Plan or the Disclosure Statement in any way: (i) precludes or limits the rights of the insurers to contest and/or litigate with any party, including, without limitation, the Debtors and the Reorganized Debtors, the existence, primacy and/or scope of available coverage under any alleged applicable policy; (ii) permits any holder of a Workers’ Compensation Claim or an Insured Claim to recover the same amounts from the ACE Companies and the Debtors (or as the case may be, the Reorganized Debtors); (iii) alters the ACE Companies’ rights and obligations under the ACE Insurance Program or modifies the coverage provided thereunder; or (iv) alters the Debtors’ (or as the case may be, the Reorganized Debtors’) rights and obligations under the ACE Insurance Program, including, without limitation, any duty of the Debtors’ (or as the case may be, the Reorganized Debtors’) to defend, at their own expense, against claims asserted under the Policies; provided, however, that, after the Effective Date, the ACE Companies shall use their commercially reasonable efforts, consistent with the ACE Insurance Program, to reduce the aggregate letters of credit and other collateral and security provided to the ACE Companies (or any of them) pursuant to the ACE Insurance Program by the Reorganized Debtors.
     9.6 Commitment Fee. Notwithstanding anything to the contrary herein, on the Effective Date, the Debtors or the Reorganized Debtors shall pay (i) the balance of the Commitment Fee to Equity Investors in accordance with the

Commitment Letter Approval Order and (ii) the Term Loan Facility Commitment Fee to the Term Loan Facility Commitment Parties in accordance with the Commitment Letter Approval Order.
     9.7 Payment of Old Convertible Note Indenture Trustee Fee Claim. Notwithstanding anything to the contrary herein, on the Effective Date, the Old Convertible Note Indenture Trustee Fee Claim shall be paid in Cash without any further notice to the Bankruptcy Court or otherwise; provided, however, that no later than five (5) days prior to the Confirmation Hearing, the Old Convertible Note Indenture Trustee shall have provided to the Debtors, Equity Investors and the Prepetition Investors copies of invoices evidencing the fees and expenses incurred by the Old Convertible Note Indenture Trustee during the Chapter 11 Cases through the Effective Date; provided, further, that the Bankruptcy Court shall retain jurisdiction over any disputes regarding the reasonableness of the Allowed Old Convertible Note Indenture Trustee Fee Claim. Upon payment of the Old Convertible Note Indenture Trustee Fee Claim, the Old Convertible Note Indenture Trustee shall forever release, waive and discharge its “charging” lien with respect to any distribution that is made to any holder of Old Convertible Notes.
ARTICLE X
CREDITORS’ TRUST
     10.1 Appointment of Trustee.
          (a) The Trustee for the Creditors’ Trust shall be designated by the Creditors’ Committee. Specifically, the Creditors’ Committee shall file a notice on a date which is at least ten days prior to the date the Bankruptcy Court establishes for the commencement of the Confirmation Hearing designating the Person who it has selected as the Trustee and seeking approval of such designation. The Person designated as the Trustee shall file an affidavit contemporaneously with the Creditors’ Committee’s motion demonstrating that such Person is disinterested. The Person so designated by the Creditors’ Committee shall become the Trustee as of the Effective Date upon the Bankruptcy Court entering an order granting the motion after consideration of the same and any objections thereto at the Confirmation Hearing.
          (b) The Trustee shall have and perform all of the duties, responsibilities, rights and obligations set forth in this Plan and the Trust Agreement.
     10.2 Assignment of Trust Assets to the Creditors’ Trust. On the Effective Date, the Trust Assets shall be transferred to the Creditors’ Trust, for and on behalf of the Trust Beneficiaries. Beneficial interests in the Creditors’ Trust shall be non-transferable, except by death or operation of law, and will not be evidenced by certificates. Only cash proceeds of Trust Assets may be distributed to Trust Beneficiaries and “in-kind” distributions are not permitted.
     10.3 The Creditors’ Trust.
          (a) Without any further action of the directors, officers or shareholders of the Debtors or the Reorganized Debtors, on the Effective Date, the Trust Agreement, substantially in the form of Exhibit K to this Plan, shall become effective. The Trustee shall accept the Creditors’ Trust and sign the Trust Agreement on that date and the Creditors’ Trust will then be deemed created and effective.
          (b) The duration of the Creditors’ Trust will be limited to an initial term of five years, subject to further extension solely for the purpose of permitting the Creditors’ Trust to liquidate the Trust Assets and distribute the proceeds thereof to the Trust Beneficiaries.
          (c) The Trustee shall have full authority to take any steps necessary to administer the Trust Agreement, including, without limitation, the duty and obligation to liquidate the Trust Assets (having first obtained such approvals from the Trust Advisory Board as may be necessary, if any), as applicable, and, if authorized by majority vote of those members of the Trust Advisory Board authorized to vote, to prosecute and settle Trust Claims, in such a manner so as reasonably to maximize the value of the Trust Assets.
          (d) All fees, costs and expenses associated with the administration of the Creditors’ Trust and distribution to Trust Beneficiaries shall be the responsibility of and be paid by the Creditors’ Trust from the Trust Assets. The Reorganized Debtors will provide information and assistance to the Creditors’ Trust to the extent reasonably required to assist the Creditors’ Trust in the investigation and prosecution of Trust Claims; provided, however, the Reorganized Debtors shall not have an obligation to provide information and assistance to the Creditors’ Trust until the Reorganized Debtors and the Creditors’ Trust have entered into an agreement, the terms of which were negotiated in good faith, for the Creditors’ Trust to compensate the Reorganized Debtors for their reasonable costs and expenses (including reasonably attorneys’ fees) associated with the Reorganized Debtors’ resources used in connection with such requested assistance.
          (e) The Trustee may retain such law firms, accounting firms, experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals as it may deem necessary (collectively, the “Trustee Professionals”), in its sole discretion, to aid in the performance of its responsibilities pursuant to the terms of this Plan including, without limitation, the liquidation of Trust Assets, as applicable. The Trustee Professionals shall continue to prepare monthly statements in the same manner and in the same detail as required pursuant to the Professional Fee Order, and the Trustee Professionals shall serve such statements on each member of the Trust Advisory Board. In the event two or more members of the Trust Advisory Board object to the reasonableness of such fees and expenses, the matter shall be submitted to the Bankruptcy Court for approval of the reasonableness of such fees and expenses.
          (f) For U.S. federal income tax purposes, it is intended that the Creditors’ Trust be classified as a liquidating trust under section 301.7701-4 of the Treasury regulations and that such trust be owned by the Trust Beneficiaries.
          (g) The Trustee shall be responsible for filing all U.S. federal, state and local tax returns for the Creditors’ Trust.
          (h) To the extent that there is an inconsistency or conflict between the description of the Creditors’ Trust provided herein and the Trust Agreement, the Trust Agreement shall control.
10.4 The Trust Advisory Board.
          (a) The Trust Advisory Board shall be comprised of three (3) members as designated by the Creditors’ Committee. The Creditors’ Committee shall give written notice of the identities of such members and file and serve such notice with the Bankruptcy Court, on a date that is not less than ten (10) days prior to the Confirmation Hearing; provided, however, that if and to the extent the Creditors’ Committee fails to file and serve such notice, the Debtors shall designate the members of the Trust Advisory Board by announcing their identities at the Confirmation Hearing. The Trust Advisory Board shall adopt such bylaws as it may deem appropriate. The Trustee shall consult regularly with the Trust Advisory Board when carrying out the purpose and intent of the Creditors’ Trust. Members of the Trust Advisory Board shall be entitled to compensation from the Creditors’ Trust in accordance with the Trust Agreement and to reimbursement from the Creditors’ Trust of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Trust Advisory Board. Any compensation paid to members of the Trust Advisory Board or reimbursement of their reasonable and necessary expenses shall be payable solely by the Creditors’ Trust from the Trust Assets.
          (b) In the case of an inability or unwillingness of any member of the Trust Advisory Board to serve, such member shall be replaced by designation of the remaining members of the Trust Advisory Board. If any position on the Trust Advisory Board remains vacant for more than thirty (30) days, such vacancy shall be filled within fifteen (15) days thereafter by the designation of the Trustee without the requirement of a vote by the other members of the Trust Advisory Board.

          (c) Upon the certification by the Trustee that all assets transferred into Trust have been distributed, abandoned or otherwise disposed of, the members of the Trust Advisory Board shall resign their positions, whereupon they shall be discharged from further duties and responsibilities.
          (d) The Trust Advisory Board may, by majority vote, approve all settlements of Trust Claims which the Trustee may propose; provided, however, that the Trustee may seek Bankruptcy Court approval of a settlement of a Trust Claim if the Trust Advisory Board fails to act on a proposed settlement of such Trust Claim within thirty (30) days of receiving notice of such proposed settlement by the Trustee.
          (e) The Trust Advisory Board may, by majority vote, authorize the Trustee to invest the corpus of the Trust in prudent investments other than those described in section 345 of the Bankruptcy Code.
          (f) The Trust Advisory Board may remove the Trustee in the event of gross negligence or willful misconduct. In the event the requisite approval is not obtained, the Trustee may be removed by the Bankruptcy Court for cause shown. In the event of the resignation or removal of the Trustee, the Trust Advisory Board shall, by majority vote, designate a person to serve as successor Trustee.
          (g) The Trust Advisory Board shall require a fidelity bond from the Trustee in such reasonable amount as may be agreed to by majority vote of the Trust Advisory Board.
          (h) The Trust Advisory Board shall govern its proceedings through the adoption of bylaws, which the Trust Advisory Board may adopt by majority vote. No provision of such bylaws shall supersede any provision of this Plan.
     10.5 Distributions to Beneficiaries of the Creditors’ Trust Under the Trust Agreement. Notwithstanding Section 4.1(i) herein, and as part of the Intercreditor Settlement, holders of Allowed General Unsecured Claims shall be entitled to participate in the Intercreditor Settlement, to the extent provided in and subject to the terms set forth in the Intercreditor Settlement Order and the Trust Agreement. The procedures for distributions to the Trust Beneficiaries shall be in accordance with the terms set forth in the Trust Agreement. The procedures for resolving Disputed Claims of the Trust Beneficiaries are set forth herein and in the Trust Agreement.

ARTICLE XI
EFFECT OF THE PLAN ON CLAIMS AND INTERESTS
     11.1 Revesting of Assets. Except as otherwise explicitly provided in this Plan, on the Effective Date all property comprising the Estates (including Retained Actions) shall revest in each of the Debtors and, ultimately, in the Reorganized Debtors, free and clear of all Claims, Liens and Interests of creditors and equity security holders (other than as expressly provided herein). As of the Effective Date, each of the Reorganized Debtors may operate its business and use, acquire, and dispose of property and settle and compromise Claims without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan and the Confirmation Order.
     11.2 Discharge of the Debtors. Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, confirmation of this Plan discharges and releases, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), the Debtors, the Reorganized Debtors and the Estates (x) from all Claims and Causes of Action, whether known or unknown, and (y) from liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, in each case regardless of whether any property has been distributed or retained pursuant to this Plan on account of such Claims, Causes of Action, rights, liabilities, liens, obligations and Interests, and in each case including (x) Claims, Causes of Actions, rights, liabilities, liens, obligations and Interests that arose before the Confirmation Date, (y) any Claims, Causes of Actions, rights, liabilities (including withdrawal liabilities), liens, obligations and Interests to the extent such Claims, Causes of Actions, rights, liabilities (including withdrawal liabilities), liens, obligations and Interests relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and (z) all Claims of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such Claims, Causes of Actions, rights, liabilities, liens, obligations and Interests or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claims, Causes of Actions, rights, liabilities, liens, obligations and Interests is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, Cause of Action, right, liability, lien, obligation or Interests accepted this Plan. The Confirmation Order shall be a judicial determination of the discharge of all liabilities of and Interests in the Debtors, subject to the Effective Date occurring.

     As of the Confirmation Date, except as provided in this Plan or in the Confirmation Order (including with respect to the indemnification obligations referenced in the second sentence of Section 6.4 herein) or under the terms of the documents evidencing and orders approving the New Credit Facilities, the Investment Agreement, the Commitment Letter, the New Third Lien Term Loan Credit Facility, the New Convertible Secured Note Indenture and the Trust Stock Appreciation Rights, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors any other or further claims, debts, rights, causes of action, claims for relief, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Confirmation Date. In accordance with the foregoing, except as provided in this Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Interests in IBC, and in the Brands Preferred Stock, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.
     11.3 Compromises and Settlements. Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various Claims (a) against them and (b) that they have against other Persons. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors as contemplated in Section 11.1 of this Plan, without any need for Bankruptcy Court approval.
     Pursuant to the Intercreditor Settlement and Bankruptcy Rule 9019, the Debtors, the Prepetition Lenders and the Creditors’ Committee agree to (a) the creation of the Creditors’ Trust pursuant to Article X of this Plan, the transfer of the Trust Assets thereto, the allowance and payment of the Old Convertible Note Indenture Trustee Fee Claim and other good and valuable consideration and (b) the full and complete release and satisfaction of any and all claims of the Debtors (and those claiming derivatively through the Debtors) against the Prepetition Lenders, in their capacities as such, including, but not limited to: (i) claims against the Prepetition Lenders asserted or that could have been asserted by the Debtors in the Prepetition Lender Actions, (ii) challenges with respect to the extent, amount, validity and priority of the Prepetition Lenders’ liens and security interests, and (iii) allegations or claims that the adequate protection payments made to the Prepetition Lenders during the Chapter 11 Cases should be “recharacterized” as principal payments and applied to reduce the Prepetition Lenders’ secured claims. For the avoidance of doubt, the foregoing shall not release the obligations of the Term Loan Facility Commitment Parties for the Term Loan Facility pursuant to the Term Loan Facility Commitment Papers or the obligations of the parties to the Intercreditor Settlement.

     In addition, pursuant to the Intercreditor Settlement and Bankruptcy Rule 9019, the Debtors, the Prepetition Lenders, the Creditors’ Committee and the Old Convertible Note Indenture Trustee agree that the transfer of the Trust Assets to the Creditors’ Trust and the satisfaction of the Old Convertible Note Indenture Trustee Fee Claim shall also be in full and complete release and satisfaction of any and all claims that could be prosecuted by any party in interest in the Chapter 11 Cases including the Debtors, the Creditors’ Committee, its members, the Prepetition Lenders and the Old Convertible Note Indenture Trustee with respect to the non-substantive consolidation of the Debtors’ bankruptcy estates pursuant to this Plan.
     Finally, pursuant to the Intercreditor Settlement and Bankruptcy Rule 9019, the Debtors, the Prepetition Lenders, the Creditors’ Committee and the Old Convertible Note Indenture Trustee agree that any provision contained in the Old Convertible Note Indenture purporting to subordinate the right of payment of holders of Old Convertible Notes to the rights of Prepetition Lenders shall be null and void and all Prepetition Lenders shall waive any right to enforce such a provision solely for purposes of the settlement described therein.
     All documents implementing the terms of the Intercreditor Settlement, including the Trust Stock Appreciation Rights, shall be in form and substance reasonably satisfactory to Equity Investors, the Creditors’ Committee and the Prepetition Investors.
     11.4 Release of Certain Parties. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors, the Reorganized Debtors and any Person seeking to exercise the rights of the Estates, including, without limitation, any successor to the Debtors or any estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code shall be deemed to forever release, waive, and discharge the Released Parties of all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, including the Prepetition Lender Actions, and liabilities which the Debtors or the Estates are entitled to assert, whether known or unknown, liquidated or unliquidated, fixed or contingent, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission, transaction, or occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, this Plan or the Reorganized Debtors with respect to each of the Released Parties; provided, however, that nothing contained herein is intended to operate as a release of any potential claims by the Debtors and their Estates against parties who have executed Tolling Agreements with the Debtors during the Chapter 11 Cases, but only with respect to Claims covered by such Tolling Agreements and only to the extent that such Tolling Agreements continue to be in full force and effect and the tolling periods contemplated thereby have not expired as of the Effective Date. Notwithstanding anything to the contrary contained herein, nothing in this Plan shall be deemed to release any of the Debtors, Equity Investors, the Term Loan Facility Commitment Parties or any of their Affiliates from their obligations under this Plan, the New Credit Facilities, the Investment Agreement, the Commitment Letter, the New Third Lien Term Loan Credit Facility, the Trust Stock Appreciation Rights or the New Convertible Secured Note Indenture and the transactions contemplated thereby.
     11.5 Releases by Holders of Claims. As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each holder of a Claim that affirmatively votes in favor of this Plan hereby forever releases, waives, and discharges all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, and liabilities, including the Prepetition Lender Actions, whatsoever against the Released Parties, arising under or in connection with or related to the Debtors, the Estates, the conduct of the Debtors’ business, the Chapter 11 Cases, this Plan (other than the rights under this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered hereunder) or the Reorganized Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereunder arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Estates, the conduct of the Debtors’ businesses, the Chapter 11 Cases, this Plan or the Reorganized Debtors; provided, however, that nothing contained herein is intended to operate as a release of any potential claims by third parties against any parties that have signed Tolling Agreements with a third party, but only with respect to Claims covered by such Tolling Agreements and only to the extent that such Tolling Agreements continue to be in full force and effect and the tolling periods contemplated thereby have not expired as of the Effective Date. Notwithstanding anything to the contrary herein, this Plan shall not discharge, enjoin or restrain the assertion, institution or enforcement of any claims against any non-debtor parties (a) that may be held by the Securities and Exchange Commission or (b) with respect to the Pension Plans, including any claim for breach of fiduciary duty or any claim asserted by the Pension Benefit Guaranty Corporation.
     11.6 Setoffs. Except with respect to Claims specifically Allowed under the Plan, including the Prepetition Lender Claims, the Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Claimholder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Claimholder.

     11.7 Exculpation and Limitation of Liability. Except as otherwise specifically provided in this Plan, the Released Parties, any of such parties’ respective present officers, directors, managing members, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, right, Cause of Action and liability to one another or to any Claimholder or Interestholder, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, investment bankers, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of (i) the filing and prosecution of the Chapter 11 Cases, (ii) the negotiation and execution of the exit facility commitment letter by and among Silver Point, IBC and Brands dated October 18, 2007 as amended and restated as of November 6, 2007, the Commitment Letter, the Term Loan Facility Commitment Papers, the ABL Facility Commitment Papers, the New Credit Facility Documents, the Investment Agreement, the New Convertible Secured Note Indenture, the New Convertible Secured Notes and the New Third Lien Term Loan Credit Facility, (iii) the negotiation and filing of this Plan, (iv) the pursuit of confirmation of this Plan, (iv) the negotiation and pursuit of approval of the Disclosure Statement, (v) the consummation of this Plan, and (vi) the administration of this Plan or the property to be distributed under this Plan, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan. Notwithstanding anything to the contrary contained herein, this Section 11.7 shall not release any party from any claim, obligation, right, Cause of Action or liability arising from any act or omission committed in bad faith, gross negligence or willful misconduct.
     11.8 Indemnification Obligations. Except as specifically provided in Sections 6.4 and 6.7 of this Plan, in satisfaction and compromise of the Indemnitees’ Indemnification Rights: (a) all Indemnification Rights except those held by (i) Persons included in either the definition of “Insured Persons” or the “Insureds” in any of the policies providing the D&O Insurance, and (ii) Professionals, but only to the extent that they have expressly been granted Indemnification Rights in the documents filed with the Bankruptcy Court and only to the extent that such Indemnification Rights are determined to be valid and enforceable, shall be released and discharged on and as of the Effective Date; provided that the Indemnification Rights excepted from the release and discharge shall remain in full force and effect on and after the Effective Date and shall not be modified, reduced, discharged, or otherwise affected in any way by the Chapter 11 Cases; (b) the Debtors or Reorganized Debtors, as the case may be, covenant to use commercially reasonable efforts to purchase and maintain D&O Insurance providing coverage for those Persons described in subsection (a)(i) of this Section 11.8 whose Indemnification Rights are not being released and discharged on and as of the Effective Date, for a period of six years after the Effective Date insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtors or the Reorganized Debtors in at least the scope and amount as currently maintained by the Debtors (the “Insurance Coverage”); and (c) the Debtors or the Reorganized Debtors, as the case may be, hereby indemnify such Persons referred to in subclause (b) above to the extent of, and agree to pay for, any deductible or retention amount that may be payable in connection with any claim covered by either under the foregoing Insurance Coverage or any prior similar policy.
     11.9 Injunction. The satisfaction, release, and discharge pursuant to this Article XI of this Plan shall also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.
     11.10 Central States Settlement. Notwithstanding anything to the contrary contained in this Plan and assuming that no complete withdrawal as contemplated pursuant to 29 U.S.C. §§ 1383 and 1385 occurs prior to or in connection with this Plan (all as previously agreed to in the Settlement Agreement dated November 14, 2006 (as approved by the Bankruptcy Court on November 13, 2006)), any claim against or liability of (including, without limitation, any liability or claim for withdrawal liability under 29 U.S.C. §§ 1383 and 1385) any of the Debtors or any third-party to the Central States Fund, a multi-employer plan as that term is defined by 29 U.S.C. § 1301(a)(3) (the “Central States Plan”), specifically including Claim Nos. 9205, 9206, 9207, 9208, 9209, 9214, 9215, 9216 and 9217, is left unimpaired under this Plan, shall not be discharged and shall continue unaltered as if the Chapter 11 Cases had not been commenced, nor shall any third-party be released from any liability or claim that the Central States Plan may have against that third-party as a result of any one of the Debtor’s participation in the Central States Plan. The Debtors shall seek inclusion of the foregoing in the Confirmation Order. In light of the foregoing provisions, the Central States Plan shall have no right to receive any distribution on account of the Complete Withdrawal Claim (as such term is defined in the Settlement Agreement referred to in this Section 11.10) and shall not be permitted to vote on or object to this Plan on account of such contingent claim. Nothing contained herein is intended to alter the terms of the Settlement Agreement referred to this Section 11.10.
     11.11 Other Pension Plans. Notwithstanding anything to the contrary contained in this Plan, to the extent the withdrawal liability under 29 U.S.C. §§ 1383 and 1385 as asserted or assertable by the Retail, Wholesale and Department Store International Union and Industry Pension Fund, New York State Teamsters Conference Pension and Retirement Fund, Western Pennsylvania Teamsters and Employers Pension Fund and New England Teamsters and Trucking Industry Pension

Fund has not yet been incurred and remains a potential withdrawal liability of the Debtors as of the Effective Date, then such withdrawal liability claim shall continue unaltered as if the Chapter 11 Cases had not been commenced, nor shall any third-party be released from any potential withdrawal liability claim that the Retail, Wholesale and Department Store International Union and Industry Pension Fund, New York State Teamsters Conference Pension and Retirement Fund, Western Pennsylvania Teamsters and Employers Pension Fund and New England Teamsters and Trucking Industry Pension Fund may have against a third-party as a result of the Debtors’ participation in the Retail, Wholesale and Department Store International Union and Industry Pension Fund, New York State Teamsters Conference Pension and Retirement Fund, Western Pennsylvania Teamsters and Employers Pension Fund and New England Teamsters and Trucking Industry Pension Fund. None of the foregoing shall have a right to receive any distribution on account of a withdrawal liability claim that has not yet been incurred and remains a potential withdrawal liability claim and shall not be permitted to vote on or object to this Plan on account of such withdrawal liability claim.
ARTICLE XII
CONDITIONS PRECEDENT
     12.1 Conditions to Confirmation. The following are conditions precedent to confirmation of this Plan that must be satisfied unless waived in accordance with Section 12.3 of this Plan:
          (a) The Bankruptcy Court shall have approved a disclosure statement with respect to this Plan in form and substance reasonably satisfactory to the Debtors, the Prepetition Investors and Equity Investors.
          (b) The Confirmation Order, this Plan, and all exhibits and annexes to each of this Plan and the Confirmation Order shall be in form and substance reasonably satisfactory to the Debtors, the Prepetition Investors and Equity Investors.
     12.2 Conditions to Consummation. The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied unless waived in accordance with Section 12.3 of this Plan:
          (a) The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the rejection of unexpired leases and executory contracts by the Debtors as contemplated by Section 7.2 hereof.

          (b) The Debtors shall have entered into the New Credit Facilities, the New Convertible Secured Note Indenture and the New Third Lien Term Loan Credit Facility and all conditions precedent to the consummation thereof shall have been waived (subject to any applicable consent requirements) or satisfied in accordance with the terms thereof.
          (c) All conditions precedent in the Investment Agreement shall have been waived (subject to any applicable consent requirements) or satisfied in accordance with the terms thereof.
          (d) The Confirmation Order, with the Plan and all exhibits and annexes to each, in form and substance reasonably acceptable to the Debtors, the Prepetition Investors and Equity Investors, shall have been entered by the Bankruptcy Court on or before January 15, 2009, and shall be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending; provided, however, that if the Confirmation Order has not become a Final Order because a notice of appeal has been timely filed and the parties are not stayed or enjoined from consummating the Investment or the Transaction, this Section 12.2(c) shall be deemed satisfied unless the effect of the appeal could reasonably be expected to be adverse to the business, operations, property, condition (financial or otherwise) or prospects of the Reorganized Debtors and their direct and indirect subsidiaries, taken as a whole, or adverse to Equity Investors or the Prepetition Investors, in each case as determined by Equity Investors or the Prepetition Investors, respectively.
          (e) The Bankruptcy Court shall have entered the Intercreditor Settlement Order.
          (f) All actions, documents and agreements necessary to implement this Plan shall be in form and substance reasonably satisfactory to the Debtors, Equity Investors and the Prepetition Investors and shall have been effected or executed as applicable.
          (g) The Confirmation Date shall have occurred and the Confirmation Order shall, among other things, provide that:
          (i) the provisions of the Confirmation Order and this Plan are nonseverable and mutually dependent;
          (ii) all executory contracts or unexpired leases assumed by the Debtors during the Chapter 11 Cases or under this Plan shall be assigned and transferred to, and remain in full force and effect for the benefit of, the Reorganized Debtors, notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and 365(f) of the Bankruptcy

Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease;
          (iii) the transfers of property by the Debtors (A) to the Reorganized Debtors (1) are or shall be legal, valid, and effective transfers of property, (2) vest or shall vest the Reorganized Debtors with good title to such property free and clear of all liens, charges, Claims, encumbrances, or Interests, except as expressly provided in this Plan or Confirmation Order, (3) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable non-bankruptcy law, and (4) do not and shall not subject the Reorganized Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable non-bankruptcy law, including, without limitation, any laws affecting successor or transferee liability, and (B) to Claimholders under this Plan are for good consideration and value;
          (iv) except as expressly provided in this Plan or the Confirmation Order, the Debtors are discharged effective upon the Effective Date from any “debt” (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtors’ liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of the Debtors entered into or obligation of the Debtors incurred before the Effective Date, or from any conduct of the Debtors prior to the Effective Date, or that otherwise arose before the Effective Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;
          (v) the applicable provisions of the Reconstitution Order are incorporated into this Plan and or the Confirmation Order, as required by the Reconstitution Order;
          (vi) this Plan does not provide for the liquidation of all or substantially all of the property of the Debtors and its confirmation is not likely to be followed by the liquidation of the Reorganized Debtors or the need for further financial reorganization;
          (vii) all Interests (except Subsidiary Interests and Mrs. Cubbison’s Interests, but including the Brands Preferred Stock) are terminated effective upon the Effective Date;
          (viii) the issuance to the Prepetition Lenders of the New Convertible Secured Notes (including the New Common Stock into which such New Convertible Secured Notes are convertible) and the distribution thereof shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code; and
          (ix) the Prepetition Lender Actions, and any adversary proceedings filed in connection therewith, are dismissed with prejudice.
          (h) The Trust Assets shall have been transferred to the Creditors’ Trust and the Allowed Amount of the Old Convertible Note Indenture Trustee Fee Claim shall have been paid in Cash to the Old Convertible Note Indenture Trustee in accordance with Section 9.7(a) of this Plan.
          (i) All documents implementing the terms of the Intercreditor Settlement, including the Trust Stock Appreciation Rights, shall be in form and substance reasonably satisfactory to Equity Investors and the Prepetition Investors.
          (j) All documents implementing the terms of the Intercreditor Settlement, including the Trust Stock Appreciation Rights, shall be in form and substance reasonably satisfactory to the Creditors’ Committee.
     12.3 Waiver of Conditions to Confirmation or Consummation. The conditions set forth in Sections 12.1 and 12.2 (other than the condition set forth in Section 12.2(e), 12.2(h) and 12.2(j)) of this Plan may be waived by the Debtors subject to such waiver being reasonably satisfactory to Equity Investors and the Prepetition Investors, without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any conditions to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time. The conditions set forth in Section 12.2(e), 12.2(h) and 12.2(j) may be waived by the Debtors subject to such waiver being acceptable to the Creditors’ Committee.
ARTICLE XIII
RETENTION OF JURISDICTION
     Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and this Plan (except in the case of the New Credit Facility Documents, the New Convertible Secured Notes, the New Third Lien Term Loan, the Warrants, the New Common Stock and the Stockholders’ Agreement, which shall be subject to the jurisdiction indicated in the definitive documentation thereof), including, among others, the following matters:
          (a) to hear and determine pending motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;
          (b) to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases or this Plan, or the Trust Agreement, proceedings to adjudicate the allowance of Disputed Claims, and all controversies and issues arising from or relating to any of the foregoing;
          (c) to adjudicate any and all disputes arising from the distribution of the New Convertible Secured Notes, the New Common Stock and the Warrants;
          (d) to ensure that distributions to Allowed Claimholders are accomplished as provided herein and in the Trust Agreement;
          (e) to hear and determine any and all objections to the allowance of Claims and the estimation of Claims, both before and after the Confirmation Date, including any objections to the classification of any Claim, and to allow or disallow any Claim, in whole or in part;
          (f) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, or vacated;
          (g) to issue orders in aid of execution, implementation, or consummation of this Plan;
          (h) to enter such orders as may be necessary for the Trustee to satisfy its obligations pursuant to the Trust Agreement;
          (i) to consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;
          (j) to hear and determine all applications for compensation and reimbursement of Professional Claims under this Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

          (k) to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;
          (l) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order or the Trust Agreement, including disputes arising under agreements, documents, or instruments executed in connection with this Plan;
          (m) to hear and determine all suits or adversary proceedings to recover assets of the Debtors and property of its Estates, wherever located;
          (n) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
          (o) to hear any other matter not inconsistent with the Bankruptcy Code;
          (p) to hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;
          (q) to hear and determine all disputes involving the releases and exculpations granted herein and the injunctions established herein;
          (r) to enter a final decree closing the Chapter 11 Cases; and
          (s) to enforce all orders previously entered by the Bankruptcy Court.
Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims, Interests, Retained Actions, the Trust Agreement, the Trust Assets and the Trust Claims and any motions to compromise or settle such disputes.

ARTICLE XIV
MISCELLANEOUS PROVISIONS
     14.1 Binding Effect. As of the Effective Date, this Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Claimholders, all present and former Interestholders, other parties-in-interest and their respective heirs, successors, and assigns.
     14.2 Modification and Amendments. The Debtors may alter, amend, or modify this Plan or any Exhibits hereto under section 1127(a) of the Bankruptcy Code, in a form that is reasonably satisfactory to Equity Investors and the Prepetition Investors, at any time prior to the Confirmation Hearing. After the Confirmation Date and prior to substantial consummation of this Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan.
     14.3 Withholding and Reporting Requirements. In connection with this Plan and all instruments issued in connection therewith and distributions thereunder, the Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.
     14.4 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, for United States federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to accrued but unpaid interest.
     14.5 Creditors’ Committee. Effective on the Effective Date, the Creditors’ Committee shall dissolve automatically, whereupon its members, professionals, and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to applications for Professional Claims. The professionals retained by the Creditors’ Committee shall not be entitled to compensation and reimbursement of expenses for services rendered after the Effective Date, except for services rendered in connection with (a) the implementation of the transactions contemplated to occur on the Effective Date hereunder and (b) applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or filed after the Effective Date pursuant to Section 9.2 hereof.

     14.6 Payment of Statutory Fees. All fees payable pursuant to section 1930 of title 28 of the United States Code, as of the entry of the Confirmation Order as determined by the Bankruptcy Court at the Confirmation hearing, shall be paid on the Effective Date. The Reorganized Debtors will continue to pay fees pursuant to section 1930 of title 28 of the United States Code as required by that section.
     14.7 Revocation, Withdrawal, or Non-Consummation.
          (a) Right to Revoke or Withdraw. Each Debtor reserves the right to revoke or withdraw this Plan at any time prior to the Effective Date.
          (b) Effect of Withdrawal, Revocation, or Non-Consummation. If the Debtors revoke or withdraw this Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan, any settlement, or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), the assumption or rejection of executory contracts or unexpired leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of this Plan, shall be deemed to constitute a waiver or release of any Claims by or against or Interests in the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any other Person in any further proceedings involving the Debtors, or to constitute an admission of any sort by the Debtors or any other Person.
     14.8 Notices. Any notice required or permitted to be provided to the Debtors, the Creditors’ Committee, the Prepetition Agent, the DIP Agent, the Prepetition Investors or Equity Investors under this Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:
If to the Debtors:
INTERSTATE BAKERIES CORPORATION
12 E Armour Blvd
Kansas City, Missouri 64111
Attn:       General Counsel
with copies to:
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606-1285
Attn:       J. Eric Ivester
– and –

STINSON MORRISON HECKER LLP
1201 Walnut, Suite 2900
Kansas City, Missouri 64106-2150
Attn:       Paul M. Hoffmann (Missouri Bar No. 31922)
If to the Creditors’ Committee:
LOWENSTEIN SANDLER PC
65 Livingston Avenue
Roseland, New Jersey 07068
Attn:       Kenneth Rosen
– and –
SHUGART THOMASON & KILROY PC
120 West 12th Street
Kansas City, Missouri 64105
Attn:       Paul Sinclair
If to the Prepetition Agent:
SIMPSON THACHER & BARTLETT LLP
425 Lexington Avenue, 27th Floor
New York, New York 10017
Attn:       Kenneth Ziman
– and –
SPENCER FANE BRITT & BROWNE LLP
1000 Walnut, Suite 1400
Kansas City, Missouri 64106
Attn:       Scott Goldstein
If to the DIP Agent:
BRYAN CAVE, LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, Missouri 64106
Attn:       Gregory D. Willard

If to Silver Point:
SILVER POINT FINANCE, LLC
2 Greenwich Plaza, 1st FL
Greenwich, Connecticut 06830
Attn:       Fred Fogel
with a copy to:
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attn:       Alan W. Kornberg
If to Monarch Alternative Capital L.P.:
MONARCH ALTERNATIVE CAPITAL L.P.
535 Madison Avenue
17th Floor
New York, New York 10022
Attn:      Robert G. Burns
If to McDonnell Investment Management LLC:
MCDONNELL INVESTMENT MANAGEMENT LLC
Alternative Credit Strategies Group
1515 West 22nd Street, 11th Floor
Oak Brook, Illinois 60523
Attn:       Zoltan Donovan
with a copy to:
WINSTON & STRAWN LLP
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601-9703
Attn:       Jai S. Khanna
If to Equity Investors:
IBC INVESTORS I, LLC
c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, New York 10020
Attn:       Christopher Minnetian, Esq.

with a copy to:
CRAVATH, SWAINE & MOORE LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475
Attn:       Richard Levin, Esq.
     14.9 Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date.
     14.10 Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein or in the relevant governing agreement, document or instrument, the laws of the State of New York shall govern the construction and implementation of this Plan, any agreements, documents, and instruments executed in connection with this Plan.
     14.11 Waiver and Estoppel. Each Claimholder or Interestholder shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Creditors’ Committee and/or its counsel, or any other Person, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.
     14.12 Rights of Equity Investors. Notwithstanding anything herein to the contrary or an affirmative vote to accept this Plan, nothing contained in this Plan shall alter, amend, or modify the rights of Equity Investors under the Commitment Letter or the Investment Agreement unless such alteration, amendment, or modification has been agreed to in writing by Equity Investors in accordance with the terms of the Commitment Letter or the Investment Agreement, as applicable.
     14.13 Rights of the Prepetition Investors. Notwithstanding anything herein to the contrary or an affirmative vote to accept this Plan, nothing contained in this Plan shall alter, amend, or modify the rights of the Prepetition Investors under the New Credit Facility Documents, the Commitment Letter or the Term Loan Facility Commitment Papers unless such alteration, amendment, or modification has been agreed to in writing by the Prepetition Investors.

     14.14 Allowance of Old Convertible Notes Claim. The Old Convertible Notes Claim shall be Allowed in the amount of $100,649,000. The Allowed Old Convertible Notes Claim shall not be reduced on account of payment of the Old Convertible Note Indenture Trustee Fee Claim.

Dated:	Kansas City, Missouri October 31, 2008
INTERSTATE BAKERIES CORPORATION AND ITS AFFILIATES AND SUBSIDIARIES THAT ARE ALSO DEBTORS AND DEBTORS-IN-POSSESSION IN THE CHAPTER 11 CASES

By:	/s/ Craig D. Jung
Craig D. Jung
Chief Executive Officer of Interstate Bakeries Corporation

SKADDEN, ARPS, SLATE,
  MEAGHER & FLOM LLP
333 West Wacker Drive
Chicago, Illinois 60606-1285
Attn:   J. Eric Ivester
Samuel S. Ory
– and –
SKADDEN, ARPS, SLATE,
  MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036-6522
Attn:   J. Gregory Milmoe (JM 0919)
– and –
STINSON MORRISON HECKER LLP
1201 Walnut, Suite 2900
Kansas City, MO 64106-2150
Attn:   Paul M. Hoffmann (Missouri Bar No. 31922)
ATTORNEYS FOR INTERSTATE BAKERIES
CORPORATION AND ITS SUBSIDIARIES AND
AFFILIATES THAT ARE ALSO DEBTORS AND
DEBTORS-IN-POSSESSION IN THE CHAPTER 11
CASES

PLAN EXHIBIT A-1
NONEXCLUSIVE LIST
OF RETAINED ACTIONS AND AVOIDANCE CLAIMS
To be furnished to the Commission upon request

PLAN EXHIBIT A-2
TRUST AVOIDANCE CLAIMS
To be furnished to the Commission upon request.

PLAN EXHIBIT B
SCHEDULE OF CAPITAL LEASES
To be furnished to the Commission upon request.

PLAN EXHIBIT C
INTERCREDITOR SETTLEMENT ORDER
To be furnished to the Commission upon request.

PLAN EXHIBIT D
INVESTMENT AGREEMENT
To be furnished to the Commission upon request.

PLAN EXHIBIT E
SUMMARY DESCRIPTION OF LONG TERM INCENTIVE PLAN
To be furnished to the Commission upon request.

PLAN EXHIBIT F
SUMMARY DESCRIPTION OF NEW COMMON STOCK
To be furnished to the Commission upon request.

PLAN EXHIBIT G
SUMMARY DESCRIPTION OF NEW CONVERTIBLE SECURED NOTES
To be furnished to the Commission upon request.

PLAN EXHIBIT H
SUMMARY DESCRIPTION OF NEW THIRD LIEN TERM LOAN
To be furnished to the Commission upon request.

PLAN EXHIBIT I
SUMMARY DESCRIPTION OF RESTRUCTURING TRANSACTIONS
To be furnished to the Commission upon request.

PLAN EXHIBIT J
INTERSTATE BAKERIES CORPORATION
FORM OF STOCKHOLDERS’ AGREEMENT
To be furnished to the Commission upon request.

PLAN EXHIBIT K
FORM OF CREDITORS’ TRUST AGREEMENT
To be furnished to the Commission upon request.

PLAN EXHIBIT L
FORM OF CERTIFICATE OF INCORPORATION
To be furnished to the Commission upon request.

PLAN EXHIBIT M
FORM OF BYLAWS
To be furnished to the Commission upon request.

PLAN EXHIBIT N
SUMMARY DESCRIPTION OF TERMS OF EMPLOYMENT
OF CERTAIN KEY EXECUTIVES
To be furnished to the Commission upon request.

PLAN EXHIBIT O
SCHEDULE OF ASSUMED UNEXPIRED LEASES
AND NON-UNION EXECUTORY CONTRACTS
To be furnished to the Commission upon request.